PART II

Exhibit 99.2
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Note: The information contained in this Item includes updates related to our change from the LIFO method of inventory valuation. This Item has not been updated for any other changes since the filing of the 2013 Annual Report on Form 10-K (“2013 Form 10-K”). The resulting changes are reflected in the Consolidated Financial Statements and Notes to Financial Statements as follows:

Notes 2, 3, 4, 5, 19, 21- Accounting Policies / Acquisitions / Earnings Per Share / Income Taxes / Segment Information / Quarterly Results of Operations: With the exception of inventories acquired since 2004, our raw materials, work in process, and finished goods inventories were valued using the last-in, first-out (LIFO) cost method. Effective January 1, 2014, the Company elected to change its method of accounting for certain inventories from lower of cost, as determined by the LIFO method, or market, to lower of cost, as determined by the average cost method, or market. We believe the change is preferable as the average cost method better reflects the current value of inventory on the consolidated balance sheets, more closely aligns with how we manage inventory, and conforms the inventory costing methods to be more consistent within the Company. The Company has applied this change in method of inventory costing retrospectively to all prior periods presented in this Current Report on Form 8-K in accordance with U.S. generally accepted accounting principles relating to accounting changes.

For significant developments since the filing of the 2013 Form 10-K, refer to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Packaging Corporation of America
Board of Directors and Stockholders

We have audited the accompanying consolidated balance sheets of Packaging Corporation of America (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the consolidated financial statements of Boise Inc., a wholly-owned subsidiary, which statements reflect total assets constituting 52% in 2013 and total revenues and net income constituting 12% and 14%, respectively in 2013 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Boise Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Packaging Corporation of America at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for inventory in 2014.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Packaging Corporation of America's internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework), and our report dated February 28, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Chicago, Illinois
February 28, 2014 except for Note 2, as to which the date is May 9, 2014

Packaging Corporation of America
Consolidated Statements of Income and Comprehensive Income
(dollars in thousands, except per-share data)

	Year Ended December 31
	2013	2012	2011
Statements of Income:
Net sales	$3,665,308	$2,843,877	$2,620,111
Cost of sales	(2,797,853)	(2,209,142)	(2,076,816)
Gross profit	867,455	634,735	543,295
Selling, general, and administrative expenses	(326,602)	(280,843)	(258,551)
Alternative energy tax credits	—	95,500	—
Other expense, net	(58,978)	(11,789)	(10,723)
Income from operations	481,875	437,603	274,021
Interest expense, net	(58,275)	(62,900)	(29,245)
Income before taxes	423,600	374,703	244,776
(Provision) benefit for income taxes	17,729	(214,463)	(85,971)
Net income	$441,329	$160,240	$158,805

Weighted average common shares outstanding
Basic	96,579	96,384	99,281
Diluted	97,547	97,497	100,376

Net income per common share
Basic	$4.57	$1.66	$1.60
Diluted	$4.52	$1.64	$1.58
Dividends declared per common share	$1.51	$1.00	$0.80

Statements of Comprehensive Income:
Net Income	$441,329	$160,240	$158,805
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(136)	—	—
Fair value adjustments to cash flow hedges, net of tax of $0.0 million, $6.5 million, and $15.3 million for 2013, 2012, and 2011, respectively	—	(10,183)	(24,134)
Reclassification adjustments to cash flow hedges included in net income, net of tax of $2.2 million, $1.2 million, and $0.7 million for 2013, 2012, and 2011, respectively	3,481	1,842	(1,125)
Amortization of pension and postretirement plans actuarial loss and prior service cost, net of tax of $8.5 million, $4.3 million, and $2.4 million for 2013, 2012, and 2011, respectively	13,409	6,689	3,806
Changes in unfunded employee benefit obligations, net of tax of $20.4 million, $9.3 million, and $20.3 million for 2013, 2012, and 2011, respectively	32,264	(14,612)	(31,944)
Other comprehensive income (loss)	49,018	(16,264)	(53,397)
Comprehensive income	$490,347	$143,976	$105,408

See notes to consolidated financial statements.

Packaging Corporation of America
Consolidated Balance Sheets
(dollars and shares in thousands, except per-share data)

	December 31
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$190,960	$207,393
Accounts receivable, net of allowance for doubtful accounts and customer deductions of $10,567 and $5,353 as of December 31, 2013 and 2012, respectively	643,083	352,142
Inventories	594,291	332,268
Prepaid expenses and other current assets	32,101	20,915
Federal and state income taxes receivable	22,958	65,488
Deferred income taxes	47,616	—
Total current assets	1,531,009	978,206
Property, plant, and equipment, net	2,805,704	1,366,069
Goodwill	526,789	67,160
Intangible assets, net	310,539	38,283
Other long-term assets	69,738	45,223
Total assets	$5,243,779	$2,494,941
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$39,000	$15,000
Capital lease obligations	1,030	964
Accounts payable	357,432	117,510
Dividends payable	39,297	—
Deferred income taxes	—	2,414
Accrued liabilities	214,058	122,696
Accrued interest	9,722	3,676
Total current liabilities	660,539	262,260
Long-term liabilities:
Long-term debt	2,508,845	778,630
Capital lease obligations	23,874	24,904
Deferred income taxes	434,835	125,109
Compensation and benefits	193,548	164,538
Alternative energy tax credits reserve	—	102,051
Other long-term liabilities	65,318	29,229
Total long-term liabilities	3,226,420	1,224,461
Commitments and contingent liabilities
Stockholders' equity:
Common stock, par value $0.01 per share, 300,000 shares authorized, 98,172 and 98,143 shares issued as of December 31, 2013 and 2012, respectively	982	981
Additional paid in capital	401,761	378,794
Retained earnings	1,019,101	742,487
Accumulated other comprehensive loss	(65,024)	(114,042)
Total stockholders' equity	1,356,820	1,008,220
Total liabilities and stockholders' equity	$5,243,779	$2,494,941

See notes to consolidated financial statements.

Packaging Corporation of America
Consolidated Statements of Cash Flows
(dollars in thousands)

	Year Ended December 31
	2013	2012	2011
Cash Flows from Operating Activities:
Net income	$441,329	$160,240	$158,805
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	217,918	175,384	162,839
Share-based compensation expense	14,761	11,687	9,736
Deferred income tax provision (benefit)	(160,328)	180,926	27,841
Alternative energy tax credits	76,281	(76,281)	—
Loss on disposals of property, plant, and equipment	9,377	7,298	7,137
Loss on early extinguishment of debt	—	21,296	—
Pension and post retirement benefits expense, net of contributions	18,525	1,687	5,726
Other, net	(1,008)	(3,090)	(4,761)
Changes in operating assets and liabilities, net of acquisitions:
Decrease (increase) in assets —
Accounts receivable	(31,191)	(24,995)	(16,946)
Inventories	25,036	(6,356)	(9,605)
Prepaid expenses and other current assets	(1,914)	(835)	(616)
Increase (decrease) in liabilities —
Accounts payable	54,222	(40,448)	(694)
Accrued liabilities	(54,807)	(2,308)	6,052
Net cash provided by operating activities	608,201	404,205	345,514
Cash Flows from Investing Activities:
Additions to property, plant, and equipment	(234,422)	(128,524)	(280,213)
Acquisitions of businesses, net of cash acquired	(1,174,506)	(35,393)	(57,340)
Treasury grant proceeds	—	57,399	—
Additions to other long term assets	(3,134)	(1,070)	(13,055)
Other	654	78	443
Net cash used for investing activities	(1,411,408)	(107,510)	(350,165)
Cash Flows from Financing Activities:
Proceeds from issuance of debt	1,998,145	397,044	150,000
Repayments of debt	(1,074,774)	(437,184)	(670)
Financing costs paid	(19,419)	(876)	(2,041)
Settlement of treasury lock	—	(65,500)	9,910
Common stock dividends paid	(109,145)	(117,851)	(76,012)
Repurchases of common stock	(7,799)	(45,162)	(125,027)
Proceeds from exercise of stock options	2,848	19,898	7,016
Excess tax benefits from stock-based awards	7,802	4,016	1,232
Shares withheld to cover employee restricted stock taxes	(10,955)	—	—
Other	71	—	—
Net cash provided by (used for) financing activities	786,774	(245,615)	(35,592)
Net (decrease) increase in cash and cash equivalents	(16,433)	51,080	(40,243)
Cash and cash equivalents, beginning of year	207,393	156,313	196,556
Cash and cash equivalents, end of year	$190,960	$207,393	$156,313

See notes to consolidated financial statements.

Packaging Corporation of America
Consolidated Statements of Changes in Stockholders' Equity
(dollars and shares in thousands)

	Common Stock		Treasury Stock		Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance at January 1, 2011	102,308	$1,023	—	$—	$362,248	$731,672	$(44,381)	$1,050,562
Common stock repurchases and retirements	(4,897)	(49)	(2)	(59)	(29,098)	(93,871)	—	(123,077)
Common stock dividends declared	—	—	—	—	—	(80,307)	—	(80,307)
Restricted stock grants and cancellations	570	6	—	—	506	—	—	512
Exercise of stock options	344	3	—	—	7,733	—	—	7,736
Share-based compensation expense	—	—	—	—	9,736	—	—	9,736
Other	—	—	—	—	679	—	—	679
Comprehensive income	—	—	—	—	—	158,805	(53,397)	105,408
Balance at December 31, 2011	98,325	$983	(2)	$(59)	$351,804	$716,299	$(97,778)	$971,249
Common stock repurchases and retirements	(1,510)	(15)	2	59	(9,282)	(35,924)	—	(45,162)
Common stock dividends declared	—	—	—	—	—	(98,128)	—	(98,128)
Restricted stock grants and cancellations	383	4	—	—	1,611	—	—	1,615
Exercise of stock options	945	9	—	—	22,288	—	—	22,297
Share-based compensation expense	—	—	—	—	11,687	—	—	11,687
Other	—	—	—	—	686	—	—	686
Comprehensive income	—	—	—	—	—	160,240	(16,264)	143,976
Balance at December 31, 2012	98,143	$981	—	$—	$378,794	$742,487	$(114,042)	$1,008,220
Common stock repurchases and retirements	(171)	(1)	—	—	(1,078)	(6,720)	—	(7,799)
Common stock withheld and retired to cover taxes on vested stock awards	(224)	(2)	—	—	(1,362)	(9,591)	—	(10,955)
Common stock dividends declared	—	—	—	—	—	(148,404)	—	(148,404)
Restricted stock grants and cancellations	297	3	—	—	6,923	—	—	6,926
Exercise of stock options	127	1	—	—	3,723	—	—	3,724
Share-based compensation expense	—	—	—	—	14,761	—	—	14,761
Comprehensive income	—	—	—	—	—	441,329	49,018	490,347
Balance at December 31, 2013	98,172	$982	—	$—	$401,761	$1,019,101	$(65,024)	$1,356,820

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1.     Nature of Operations and Basis of Presentation

Packaging Corporation of America ("we", "us", "our", PCA" or the "Company") was incorporated on January 25, 1999. In April 1999, PCA acquired the containerboard and corrugated packaging products business of Pactiv Corporation ("Pactiv"), formerly known as Tenneco Packaging, Inc., a wholly owned subsidiary of Tenneco Inc. On October 25, 2013, PCA acquired Boise Inc. ("Boise"). For more information, see Note 3, Acquisitions. After the acquisition of Boise, we became a large diverse manufacturer of both packaging and paper products. We are headquartered in Lake Forest, Illinois, and we operate largely in the United States but also have operations in Europe, Mexico, and Canada. We have approximately 13,600 employees.

After the acquisition of Boise, we began reporting our business in three reportable segments: Packaging, Paper, and Corporate and Other. Our Packaging segment produces a wide variety of corrugated packaging products. The Paper segment manufactures and sells a range of papers, including communication-based papers, and pressure sensitive papers (collectively, white papers), and market pulp. Corporate and other includes support staff services and related assets and liabilities, transportation assets, and activity related to other ancillary support operations. For more information about our segments, see Note 19, Segment Information.

In these consolidated financial statements, certain amounts in prior periods' consolidated financial statements have been reclassified to conform with the current period presentation. In accordance with Accounting Standards Codification (“ASC”) 280, "Segment Reporting," we recast 2012 and 2011 segment information to conform with the current year presentation. For more information see Note 19, Segment Information. In addition, we reclassified amounts previously disclosed in "Corporate overhead" in the 2012 and 2011 Consolidated Statements of Income into "Selling, general, and administrative expenses" given that Corporate and Other is now disclosed separately in our segment information as discussed above. None of the reclassifications affected our results of operations, financial position, or cash flows.

The consolidated financial statements include the accounts of PCA and its majority-owned subsidiaries after elimination of intercompany balances and transactions. Boise's results are included in our results for the period of October 25, 2013, through December 31, 2013.

2.     Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. These estimates and assumptions are based on management's best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. We adjust such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in these estimates will be reflected in the consolidated financial statements in future periods.

Revenue Recognition

We recognize revenue when the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, our price to the buyer is fixed or determinable, and collectability is reasonably assured. Shipping and handling billings to a customer are included in net sales. Shipping and handling costs are included in cost of sales. We present taxes collected from customers and remitted to governmental authorities on a net basis in our Consolidated Statements of Income.

Planned Major Maintenance Costs

The Company accounts for its planned major maintenance activities in accordance with ASC 360, “Property, Plant, and Equipment,” using the deferral method. All maintenance costs incurred during the year are expensed in the year in which the maintenance activity occurs.

Share-Based Compensation

We recognize compensation expense for awards granted under the PCA long-term equity incentive plans based on the fair value on the grant date. We recognize the cost of the equity awards over the period the awards vest. See Note 9, Share-Based Compensation, for more information.

Research and Development

Research and development costs are expensed as incurred. The amount charged to expense was $11.5 million, $11.3 million, and $12.5 million for the years ended December 31, 2013, 2012, and 2011, respectively.

Foreign Currency

Local currencies are the functional currencies for our operations outside the United States. Assets and liabilities are remeasured into U.S. dollars using the exchange rates as of the Consolidated Balance Sheet date. Revenue and expense items are remeasured into U.S. dollars using an average exchange rate prevailing during the period. Any resulting translation adjustments are recorded in the Consolidated Statements of Comprehensive Income. The foreign exchange gain (loss) resulting from remeasuring transactions into the functional currencies is reported in the Consolidated Statements of Income.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with a maturity, when acquired, of three months or less. Cash equivalents are stated at cost, which approximates market. Cash and cash equivalents totaled $191.0 million and $207.4 million at December 31, 2013 and 2012, respectively, which included cash equivalents of $156.6 million and $203.5 million, respectively. Also included in cash and cash equivalents on December 31, 2013, was $7.1 million of cash at our operations outside the United States.

Trade Accounts Receivable, Allowance for Doubtful Accounts, and Customer Deductions

Trade accounts receivable are stated at the amount we expect to collect. The collectability of our accounts receivable is based upon a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to PCA (e.g., bankruptcy filings, substantial downgrading of credit sources), a specific reserve for bad debts is recorded against amounts due to the Company to reduce the net recorded receivable to the amount the Company reasonably believes will be collected. For all other customers, reserves for bad debts are recognized based on historical collection experience. If collection experience deteriorates (i.e., higher than expected defaults or an unexpected material adverse change in a major customer’s ability to meet its financial obligations to the Company), the estimate of the recoverability of amounts due could be reduced by a material amount. We periodically review our allowance for doubtful accounts and adjustments to the valuation allowance are charged to income. Trade accounts receivable balances that remain outstanding after we have used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. At December 31, 2013 and 2012, the allowance for doubtful accounts was $3.9 million and $1.9 million, respectively.

The customer deductions reserve represents the estimated amount required for customer returns, allowances and earned discounts. Based on the Company’s experience, customer returns, allowances and earned discounts have averaged approximately 1% of gross selling price. Accordingly, PCA reserves 1% of its open customer accounts receivable balance for these items. The reserve for customer deductions of $6.7 million and $3.4 million at December 31, 2013 and 2012, respectively, are also included as a reduction of the accounts receivable balance.

Derivative Instruments and Hedging Activities

The Company records its derivatives, if any, in accordance with ASC 815, “Derivatives and Hedging.” The guidance requires the Company to recognize derivative instruments as either assets or liabilities on the balance sheet at fair value. The accounting for changes in the fair value of a derivative depends on the intended use and designation of the derivative instrument. For a derivative designated as a fair value hedge, the gain or loss on the derivative is recognized in earnings in the period of change in fair value together with the offsetting gain or loss on the hedged item. For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of accumulated other comprehensive income (loss) (“AOCI”) and is subsequently recognized in earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is recognized in earnings. We were not party to any derivative-based arrangements at December 31, 2013 and 2012.

Fair Value Measurements

PCA measures the fair value of its financial instruments in accordance with ASC 820, “Fair Value Measurements and Disclosures.” The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. It is determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes the following hierarchy that prioritizes the inputs to valuation methodologies used to measure fair value:
Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.
Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level 3 — Valuations based on unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
Financial instruments measured at fair value on a recurring basis include the fair value of our pension and postretirement benefit assets and liabilities. See Note 10, Employee Benefit Plans and Other Postretirement Benefits for more information. Other assets and liabilities measured and recognized at fair value on a nonrecurring basis include assets acquired and liabilities assumed in acquisitions and our asset retirement obligations. Given the nature of these assets and liabilities, evaluating their fair value from the perspective of a market participant is inherently complex. Assumptions and estimates about future values can be affected by a variety of internal and external factors. Changes in these factors may require us to revise our estimates and could require us to retroactively adjust provisional amounts that we recorded for the fair values of assets acquired and liabilities assumed in connection with business combinations. These adjustments could have a material effect on our financial condition and results of operations. See Note 3, Acquisitions, and Note 14, Asset Retirement Obligations, for more information.

Inventory Valuation

With the exception of inventories acquired since 2004, our raw materials, work in process, and finished goods inventories were valued using the last-in, first-out (LIFO) cost method. Supplies and materials are valued at the first-in, first out ("FIFO") or average cost methods. Effective January 1, 2014, the Company elected to change its method of accounting for certain inventories from lower of cost, as determined by the LIFO method, or market, to lower of cost, as determined by the average cost method, or market. We believe the change is preferable as the average cost method better reflects the current value of inventory on the consolidated balance sheets, more closely aligns with how we manage inventory, and conforms the inventory costing methods to be more consistent within the Company.

The Company has applied this change in method of inventory costing retrospectively to all periods presented in accordance with US generally accepted accounting principles relating to accounting changes. As a result of the retrospective change in accounting principle, opening retained earnings as of January 1, 2011, increased $41.6 million.

Certain components of our financial statements affected by the change in valuation methodology as originally reported under the LIFO method and as adjusted for the change to the average cost method are as follows (in thousands, except per share data):

	Year Ended December 31
	2013		2012		2011
Consolidated Statements of Income and Comprehensive Income	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted
Cost of sales	$(2,806,121)	$(2,797,853)	$(2,203,286)	$(2,209,142)	$(2,078,088)	$(2,076,816)
Gross profit	859,187	867,455	640,591	634,735	542,023	543,295
Income from operations	473,607	481,875	443,459	437,603	272,749	274,021
Income before taxes	415,332	423,600	380,559	374,703	243,504	244,776
(Provision) benefit for income taxes	20,951	17,729	(216,739)	(214,463)	(85,477)	(85,971)
Net income	436,283	441,329	163,820	160,240	158,027	158,805
Comprehensive income	485,301	490,347	147,556	143,976	104,630	105,408
Net income per common share
Basic	4.52	4.57	1.70	1.66	1.59	1.60
Diluted	4.47	4.52	1.68	1.64	1.57	1.58

	December 31
	2013		2012
Consolidated Balance Sheets	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted
Inventories	$522,523	$594,291	$268,767	$332,268
Current deferred tax asset	75,579	47,616	22,328	—
Current deferred tax liability	—	—	—	2,414
Retained earnings	975,296	1,019,101	703,728	742,487

	Year Ended December 31
	2013		2012		2011
Consolidated Statements of Cash Flows	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted
Net income	$436,283	$441,329	$163,820	$160,240	$158,027	$158,805
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax provision (benefit)	(163,550)	(160,328)	183,202	180,926	27,347	27,841
Change in inventories	33,304	25,036	(12,212)	(6,356)	(8,333)	(9,605)

The components of inventories are as follows (dollars in thousands):

	December 31
	2013	2012
Raw materials	$212,027	$125,909
Work in process	13,898	8,287
Finished goods	209,972	78,788
Supplies and materials	158,394	119,284
Inventories	$594,291	$332,268

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost. Cost includes expenditures for major improvements and replacements and the amount of interest cost associated with significant capital additions. Repairs and maintenance costs are expensed as incurred. When property and equipment are retired, sold, or otherwise disposed of, the asset's carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in "Net income" in our Consolidated Statements of Income.

Property, plant, and equipment consist of the following (dollars in thousands):

	December 31
	2013	2012
Land and land improvements	$140,592	$107,250
Buildings	628,948	390,363
Machinery and equipment	4,263,505	3,048,932
Construction in progress	168,808	67,051
Other	30,847	27,196
Property, plant, and equipment, at cost	5,232,700	3,640,792
Less accumulated depreciation	(2,426,996)	(2,274,723)
Property, plant, and equipment, net	$2,805,704	$1,366,069

The amount of interest capitalized from construction in progress was $1.7 million, $0.8 million and $7.1 million for the years ended December 31, 2013, 2012, and 2011, respectively.

Depreciation is computed on the straight-line basis over the estimated useful lives of the related assets. Assets under capital leases are depreciated on the straight-line method over the term of the lease or the useful life, if shorter. The following lives are used for the various categories of assets:

Buildings and land improvements	5 to 40 years
Machinery and equipment	3 to 25 years
Trucks and automobiles	3 to 10 years
Furniture and fixtures	3 to 20 years
Computers and hardware	3 to 10 years
Period of the lease or
Leasehold improvements	useful life, if shorter

The amount of depreciation expense was $191.2 million, $166.0 million and $161.5 million for the years ended December 31, 2013, 2012, and 2011, respectively.

Pursuant to the terms of an industrial revenue bond, title to certain property, plant, and equipment was transferred to a municipal development authority in 2009 in order to receive a property tax abatement. The title of these assets will revert back to PCA upon retirement or cancellation of the bond. The assets are included in the consolidated balance sheet under the caption “Property, plant and equipment, net” as all risks and rewards remain with the Company.

Leases

We assess lease classification as either capital or operating at lease inception or upon modification. We lease some of our locations, as well as other property and equipment, under operating leases. For purposes of determining straight-line rent expense, the lease term is calculated from the date of possession of the facility, including any periods of free rent and any renewal option periods that are reasonably assured of being exercised.

Long-Lived Asset Impairment

Long-lived assets other than goodwill and other intangibles are reviewed for impairment in accordance with provisions of ASC 360, “Property, Plant and Equipment.” In the event that facts and circumstances indicate that the carrying amount of any long-lived assets may be impaired, an evaluation of recoverability is performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset (or group of assets) is compared to the asset’s (or group of assets’) carrying amount to determine if a write-down to fair value is required.

Goodwill and Intangible Assets

The Company has capitalized certain intangible assets, primarily goodwill, customer relationships, and trademarks and trade names, based on their estimated fair value at the date of acquisition. Amortization is provided for customer relationships on a straight-line basis over periods ranging from six to 40 years, and trademarks and trade names over periods ranging from three to 20 years.

Goodwill, which amounted to $526.8 million and $67.2 million for the years ended December 31, 2013 and 2012, respectively, is not amortized but is subject to an annual impairment test in accordance with ASC 350, “Intangibles - Goodwill and Other.” We test goodwill for impairment annually in the fourth quarter or sooner if events or changes in circumstances indicate that the carrying value of the asset may exceed fair value. Additionally, we evaluate the remaining useful lives of our finite-lived purchased intangible assets to determine whether any adjustments to the useful lives are necessary. The Company concluded that none of the goodwill or intangible assets were impaired in the 2013, 2012, and 2011 annual impairment tests. See Note 7, Goodwill and Intangible Assets for additional information.

Pension and Postretirement Benefits

Several estimates and assumptions are required to record pension costs and liabilities, including discount rate, return on assets, and longevity and service lives of employees. We review and update these assumptions annually unless a plan curtailment or other event occurs, requiring we update the estimates on an interim basis. While we believe the assumptions used to measure our pension and postretirement benefit obligations are reasonable, differences in actual experience or changes in assumptions may materially affect our pension and postretirement benefit obligations and future expense. See Note 10, Employee Benefit Plans and Other Postretirement Benefits, for additional information.

For postretirement health care plan accounting, the Company reviews external data and its own historical trends for health care costs to determine the health care cost trend rate assumption.

Environmental Matters

Environmental expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. Liabilities are recorded for environmental contingencies when such costs are probable and reasonably estimable. These liabilities are adjusted as further information develops or circumstances change. Environmental expenditures related to existing conditions resulting from past or current operations from which no current or future benefit is discernible are expensed as incurred.

Asset Retirement Obligations

The Company accounts for its retirement obligations related predominantly to landfill closure, wastewater treatment pond dredging, closed-site monitoring costs, and certain leasehold improvements under ASC 410, “Asset Retirement and Environmental Obligations,” which requires recognition of legal obligations associated with the retirement of long-lived assets whether these assets are owned or leased. These legal obligations are to be recognized at fair value at the time that the obligations are incurred. When we record the liability, we capitalize the cost by increasing the carrying amount of the related long-lived asset which is amortized to expense over the useful life of the asset. See Note 14, Asset Retirement Obligations, for additional information.

Deferred Financing Costs

PCA has capitalized certain costs related to obtaining its financing. These costs are amortized to interest expense using the effective interest rate method over the terms of the related financing, which range from five to ten years. Unamortized deferred financing costs of $14.1 million and $5.0 million as of December 31, 2013 and 2012, respectively, were recorded in "Other long-term assets" on our Consolidated Balance Sheets.

Cutting Rights and Fiber Farms

We lease the cutting rights to approximately 88,000 acres of timberland and we lease 9,000 acres of land where we operate fiber farms as a source of future fiber supply. For our cutting rights, we capitalize the annual lease payments and reforestation costs associated with these leases. For fiber farms, costs for activities related to the establishment of a new crop of trees, including planting, thinning, fertilization, pest control, herbicide application, irrigation, and land lease costs, are capitalized. Costs are recorded as depletion when the timber or fiber is harvested and used in operations or sold to customers. Capitalized long-term lease costs for our cutting rights recorded in "Other long-term assets" on our Consolidated Balance Sheet were $27.6 million and $27.4 million as of December 31, 2013, and 2012, respectively. Capitalized fiber farm costs recorded in "Other long-term assets" on our Consolidated Balance Sheet were $9.4 million as of December 31, 2013. The amount of depletion expense was $2.5 million, $0.7 million and $0.04 million for the years ended December 31, 2013, 2012, and 2011, respectively.

Deferred Software Costs

PCA capitalizes costs related to the purchase and development of software which is used in its business operations. The costs attributable to these software systems are amortized over their estimated useful lives based on various factors such as the effects of obsolescence, technology and other economic factors. Net capitalized software costs recorded in "Other long-term assets" on our Consolidated Balance Sheets were $5.7 million and $1.1 million for the years ended December 31, 2013, and 2012, respectively. Software amortization expense was $1.1 million, $0.9 million, and $0.6 million for the years ended December 31, 2013, 2012, and 2011, respectively.

Income Taxes

PCA utilizes the liability method of accounting for income taxes whereby it recognizes deferred tax assets and liabilities for the future tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets will be reduced by a valuation allowance if, based upon management’s estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. The estimates utilized in the recognition of deferred tax assets are subject to revision in future periods based on new facts or circumstances. PCA’s practice is to recognize interest and penalties related to unrecognized tax benefits in income tax expense.

Trade Agreements

PCA regularly trades containerboard with other manufacturers primarily to reduce shipping costs. These agreements are entered into with other producers on an annual basis, pursuant to which both parties agree to ship an identical number of tons of containerboard to each other within the agreement period. These agreements lower transportation costs by allowing each party’s containerboard mills to ship containerboard to the other party’s closest corrugated products plant. PCA tracks each shipment to ensure that the other party’s shipments to PCA match PCA’s shipments to the other party during the agreement period. Such transfers are possible because containerboard is a commodity product with no distinguishing product characteristics. These transactions are accounted for at carrying value, and revenue is not recorded as the transactions do not represent the culmination of an earnings process. The transactions are recorded into inventory accounts, and no income is recorded until such inventory is converted to a finished product and sold to an end-use customer.

New and Recently Adopted Accounting Standards

In July 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. This ASU requires that liabilities related to unrecognized tax benefits offset deferred tax assets for net operating loss carryforwards, a similar tax loss, or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. In situations in which carryforwards cannot be used or the deferred tax asset is not intended to be used for such purpose, the unrecognized tax benefit should be recorded as a liability and should not offset deferred tax assets. We adopted the provisions of this guidance on December 31, 2013, and it did not have a significant effect on our financial position or results of operations. See Note 5, Income Taxes, for additional information.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This ASU requires entities to disclose additional information about changes in and significant items reclassified out of AOCI. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income but only if the amount reclassified is required under U.S. generally accepted accounting principles (“GAAP”) to be reclassified to net income in its entirety in the same reporting period. For other amounts not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. We adopted the provisions of this guidance on January 1, 2013, and it had no effect on our financial position and results of operations. See Note 12, Stockholders' Equity, for additional information.

In February 2013, the FASB issued ASU 2013-04, “Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date.” This ASU requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, as the sum of (a) the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and (b) any additional amount the reporting entity expects to pay on behalf of its co-obligors. This ASU also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013, and should be applied retrospectively to all prior periods presented. To the extent the Company has any joint and several liability arrangements, we do not believe this ASU will have a material effect on our financial position and results of operations.

In July 2012, the FASB issued ASU 2012-02, Intangibles — Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. This ASU gives entities testing indefinite-lived intangible assets for impairment the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, the entity is not required to take further action. However, if an entity concludes otherwise, a quantitative impairment test is required. We adopted the guidance January 1, 2013, and it did not have a material effect on our financial position and results of operations.

There were no other accounting standards recently issued that had or are expected to have a material impact on our financial position or results of operations.

3.     Acquisitions

Boise Acquisition

On October 25, 2013, we acquired 100% of the outstanding stock and voting equity interests of Boise, a large manufacturer of packaging and white paper products for $2.1 billion including the assumption of debt. We paid $12.55 per share to shareholders, or $1.2 billion, net of $121.7 million of cash acquired, and assumed the fair value of Boise's debt, of $829.8 million. The acquisition expands our corrugated products geographic reach and offerings, provides low-cost, lightweight containerboard capacity for continued growth in the packaging business, and provides meaningful opportunities in the white paper business. We incurred $17.2 million of acquisition-related costs recorded in "Other expense, net" and $11.6 million of acquisition-related debt financing costs recorded in "Interest expense". Our consolidated income statement for the year ended December 31, 2013, included Boise net sales revenue of $448.0 million and Boise income from operations of $3.5 million. Boise's income from operations included $21.5 million of expense related to the step-up in inventory value at the acquisition date, $14.6 million of integration-related and other costs, and $0.4 million of acquisition-related costs. Boise's financial results are included in our Packaging, Paper, and Corporate and Other segments from the date of acquisition. For more information, see Note 19, Segment Information.

The purchase price allocation is preliminary. Our estimates and assumptions are subject to change as more information becomes available. The primary areas of the purchase price allocation that are not yet finalized relate to the valuation of fixed assets, income taxes, and residual goodwill. The following table summarizes the allocation of the purchase price to the assets acquired and liabilities assumed, based on our current estimates of the fair value at the date of the acquisition (dollars in thousands):

Current assets:
Cash and cash equivalents	$121,658
Accounts receivable	270,364
Inventories	286,277
Deferred income taxes	9,144
Prepaid expenses and other current assets	8,624
Total current assets	696,067
Property, plant, and equipment (a)	1,401,183
Intangible assets (b):
Customer relationships	256,400
Trademarks and trade names	20,600
Goodwill (c)	458,579
Other long-term assets	21,786
Assets acquired	2,854,615

Current liabilities	322,230
Long-term debt	829,750
Deferred tax liabilities	281,463
Other long-term liabilities	131,276
Liabilities assumed	1,564,719

Net assets acquired	$1,289,896
____________

(a)	Property and equipment acquired are being depreciated on a straight-line basis over their estimated remaining lives, which range from one to 30 years.

(b)	We are amortizing the intangible assets on a straight-line basis over the following (in years):

Customer relationships	15	-	20
Trademarks and trade names	5	-	20

(c)
Goodwill is the excess of purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed. Goodwill generated from the acquisition is primarily attributable to expected synergies and the assembled workforce. Goodwill recognized in the transaction is not deductible for income tax purposes; however, we assumed $1.9 million of goodwill that Boise had been amortizing in connection with previous acquisitions, which we will continue to amortize and deduct for income tax purposes.

Pro Forma Financial Information (Unaudited)

The following pro forma financial information presents the combined results of operations as if Boise had been combined with us on January 1, 2012. The pro forma results are intended for information purposes only and do not purport to represent what the combined companies' results of operations would actually have been had the transactions in fact occurred on January 1, 2012. They also do not reflect any cost savings, operating synergies, or revenue enhancements that we may achieve or the costs necessary to achieve those cost savings, operating synergies, revenue enhancements, or integration efforts (dollars in millions, except per-share amounts).

	Pro Forma (Unaudited)
	Year Ended December 31
	2013	2012
Sales	$5,696.2	$5,355.9
Net income (a)	$497.4	$222.4
Net income per share—diluted	$5.10	$2.28
____________

(a)
The 2013 and 2012 unaudited pro forma financial information presented in the table above has been adjusted to give effect to adjustments that are directly related to the acquisition, factually supportable, and expected to have a continuing impact. These adjustments include, but are not limited to, the application of our accounting policies; elimination of related party transactions; depreciation and amortization related to fair value adjustments to property, plant and equipment and intangible assets; and interest expense on acquisition-related debt.

The 2013 unaudited pro forma net income was also adjusted to exclude $21.5 million of acquisition inventory step-up expense, $17.2 million of acquisition-related costs, which primarily consist of advisory, legal, accounting, valuation and other professional or consulting fees, and $11.6 million of acquisition-related debt financing costs. Included in 2013 pro forma net income is $166.0 million of income from the reversal of tax reserves related to alternative fuel mixture credits, $17.4 million of integration-related and other costs, which primarily consist of severance and other employee costs and professional services.

Other Acquisitions

In November 2013, we acquired Damage Prevention Company for $6.3 million and recorded $1.1 million of goodwill in the Packaging segment. During the first quarter of 2012, PCA acquired a corrugated products manufacturer located in Pennsylvania for $35.4 million. Sales and total assets of both acquisitions were not material to the Company's overall sales and total assets. The operating results of both acquisitions subsequent to the purchase dates are included in the Packaging segment. The Company allocated the purchase price to the assets acquired and liabilities assumed.

4.     Earnings Per Share

The following table sets forth the computation of basic and diluted income per common share for the periods presented (dollars in thousands, except per share data).

	Year Ended December 31
	2013	2012	2011
Numerator:
Net income	$441,329	$160,240	$158,805
Denominator:
Weighted average basic common shares outstanding	96,579	96,384	99,281
Effect of dilutive securities:
Stock options, unvested restricted stock, and performance units	968	1,113	1,095
Diluted common shares outstanding	97,547	97,497	100,376
Basic income per common share	$4.57	$1.66	$1.60
Diluted income per common share	$4.52	$1.64	$1.58

All outstanding options to purchase shares at December 31, 2013, 2012, and 2011, were included in the computation of diluted common shares outstanding.

5.     Income Taxes

The following is an analysis of the components of the consolidated income tax provision (dollars in thousands):

	2013	2012	2011
Current income tax provision (benefit) -
U.S. Federal	$129,633	$27,100	$41,452
State and local	12,649	6,437	16,678
Foreign	317	—	—
Total current provision for taxes	142,599	33,537	58,130
Deferred -
U.S. Federal	(160,469)	179,070	30,313
State and local	253	1,856	(2,472)
Foreign	(112)	—	—
Total deferred provision for taxes	(160,328)	180,926	27,841
Total provision (benefit) for taxes	$(17,729)	$214,463	$85,971

The effective tax rate varies from the U.S. Federal statutory tax rate principally due to the following (dollars in thousands):

	2013	2012	2011
Provision computed at U.S. Federal statutory rate of 35%	$148,260	$131,147	$85,671
Alternative fuel mixture and cellulosic biofuel producer credits	(166,006)	81,695	—
State and local taxes, net of federal benefit	13,565	8,908	7,553
Domestic manufacturers deduction	(11,712)	(7,155)	(7,670)
Other	(1,836)	(132)	417
Total	$(17,729)	$214,463	$85,971

Tax benefits in 2013 included $166.0 million for the release of ASC 740 uncertain tax positions related to the taxability of the alternative fuel mixture tax credits acquired in the acquisition of Boise and the completion of the IRS audit of PCA's 2008 and 2009 Federal income tax returns including the Filer City mill's cellulosic biofuel tax credits. Tax expense in 2012 included $81.7 million for the reallocation of gallons from the cellulosic biofuel producer credit to the alternative fuel mixture credit claimed in the 2009 amended federal and state income tax returns filed in 2012. For further discussion regarding these credits, see Note 6.

The following details the scheduled expiration dates of our tax effected net operating loss (NOL) and other tax carryforwards at December 31, 2013 (dollars in thousands):

	2014 Through 2023	2024 Through 2033	Indefinite	Total
U.S. federal and non-U.S. NOLs	$1,633	$110,086	$—	$111,719
State taxing jurisdiction NOLs	1,199	13,878	—	15,077
U.S. federal, non-U.S., and state tax credit carryforwards	203	748	613	1,564
U.S. federal capital loss carryforwards	1,088	—	—	1,088
Total	$4,123	$124,712	$613	$129,448

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. Deferred income tax assets and liabilities at December 31 are summarized as follows (dollars in thousands):

	December 31
	2013	2012
Deferred tax assets:
Accrued liabilities	$19,521	$7,332
Employee benefits and compensation	27,252	16,002
Net operating loss carryforwards	126,796	—
Stock options and restricted stock	8,875	8,389
Pension and postretirement benefits	75,518	65,520
Derivatives	18,221	20,381
Capital loss, general business, foreign, and AMT credit carryforwards	2,652	—
Gross deferred tax assets	$278,835	$117,624
Valuation allowance (a)	(2,715)	—
Net deferred tax assets	$276,120	$117,624

Deferred tax liabilities:
Property, plant, and equipment	$(519,718)	$(210,486)
Goodwill and intangible assets	(111,865)	(7,267)
Inventories	(28,522)	(26,275)
Investment in joint venture	(1,026)	(1,119)
Other	(2,208)	—
Total deferred tax liabilities	$(663,339)	$(245,147)
Net deferred tax assets (liabilities) (b)	$(387,219)	$(127,523)
___________

(a)
Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized. Of the $2.7 million valuation allowance, $1.6 million relates to foreign net operating loss carryforwards and credits and $1.1 million relates to capital losses. We do not expect to generate capital gains before the capital losses expire. If or when recognized, the tax benefits relating to the reversal of any of or all of the valuation allowance would be recognized as a benefit to income tax expense.

(b)
As of December 31, 2013, we did not recognize U.S. deferred income taxes on our cumulative total of undistributed foreign earnings for our non-U.S. subsidiaries. We indefinitely reinvest our earnings in operations outside the United States. It is not practicable to determine the amount of unrecognized deferred tax liability on these undistributed earnings because the actual tax liability, if any, is dependent on circumstances existing when the repatriation occurs.

Cash payments for federal, state, and foreign income taxes were $90.7 million, $9.7 million and $52.7 million for the years ended December 31, 2013, 2012, and 2011, respectively.

The following table summarizes the changes related to PCA’s gross unrecognized tax benefits excluding interest and penalties (dollars in thousands):

	2013	2012
Balance as of January 1	$(111,303)	$(111,013)
Increase related to acquisition of Boise Inc. (a)	(65,158)	—
Increases related to prior years’ tax positions	(49)	(128)
Increases related to current year tax positions	(1,538)	(1,267)
Decreases related to prior years' tax positions (b)	64,774	—
Settlements with taxing authorities (c)	106,187	—
Expiration of the statute of limitations (d)	1,667	1,105
Balance at December 31	$(5,420)	$(111,303)
___________

(a)	PCA acquired $65.2 million of gross unrecognized tax benefits from Boise Inc. that relate primarily to the taxability of the alternative fuel mixture credits.

(b)
Includes a $64.3 million gross decrease related to the taxability of the alternative fuel mixture tax credits claimed in 2009 excise tax returns by Boise Inc. For further discussion regarding these credits, see Note 6, Alternative Energy Tax Credits.

(c)
Includes a $104.7 million gross decrease related to the conclusion of the Internal Revenue Service audit of PCA’s alternative energy tax credits. For further discussion regarding these credits, see Note 6, Alternative Energy Tax Credits.

(d)	In the third and fourth quarters of 2013, various state statutes of limitations expired. As a result, the reserve for unrecognized tax benefits decreased by $1.7 million gross.

At December 31, 2013, PCA had recorded a $5.4 million gross reserve for unrecognized tax benefits, excluding interest and penalties. Of the total, $4.0 million (net of the federal benefit for state taxes) would impact the effective tax rate if recognized.

PCA recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. Related to the unrecognized tax benefits noted above, PCA accrued interest of $3.3 million gross and accrued penalties of less than $0.1 million gross during 2013 and in total, as of December 31, 2013, and after the decreases and settlements noted in the table above, has recognized a liability for interest of $0.4 million gross and penalties of less than $0.1 million gross. During 2012, PCA accrued interest of $0.3 million gross and penalties of less than $0.1 million gross and in total, as of December 31, 2012, had recognized a liability for interest of $2.5 million gross and penalties of less than $0.1 million gross. PCA does not expect the unrecognized tax benefits to change significantly over the next 12 months.

PCA is subject to taxation in the United States and various state and foreign jurisdicitions. A federal examination of the tax years 2008 and 2009 was concluded in November 2013. The tax years 2010 - 2013 remain open to federal examination. The tax years 2009 - 2013 remain open to state examinations. Some foreign tax jurisdictions are open to examination for the 2008 tax year forward. Through the Boise acquisition, PCA recorded net operating losses and credit carryforwards from 2008 through 2011 and 2013 that are subject to examinations and adjustments for at least three years following the year in which utilized.

6.     Alternative Energy Tax Credits

The Company generates black liquor as a by-product of its pulp manufacturing process, which entitled it to certain federal income tax credits. When black liquor is mixed with diesel, it is considered an alternative fuel that was eligible for a $0.50 per gallon refundable alternative fuel mixture credit for gallons produced before December 31, 2009. Black liquor is also eligible for a $1.01 per gallon taxable cellulosic biofuel producer credit for gallons of black liquor produced and used in 2009. The Company first recorded income relating to these credits in its income statement for the year ended December 31, 2009.

During 2010, the Internal Revenue Service (IRS) released guidance related to the alternative energy credits which resulted in: (1) the Company releasing a reserve that was established in 2009 for ambiguity in the calculation of the alternative fuel mixture credit; (2) reallocation of gallons of black liquor from the alternative fuel mixture credit to the cellulosic biofuel credit; and (3) the determination that the Company’s proprietary biofuel process at its Filer City, Michigan mill would likely qualify for the cellulosic biofuel producer credit. The Company amended its 2009 federal income tax return in December 2010 to claim the additional Filer City gallons. As a result of these changes, the Company recorded a charge of $(86.3) million in “Alternative fuel mixture credits” and a $135.5 million benefit in the “(Provision) benefit for income taxes.” Additional expenses of $1.6 million related to the alternative energy tax credits were also recorded, resulting in total income of $47.7 million recorded in 2010. In addition, the Company recorded in 2010 a reserve for unrecognized tax benefits under ASC 740, “Income Taxes,” of $102.0 million (net of the federal benefit for state taxes) because the IRS guidelines do not specifically address the unique and proprietary nature of the Filer City mill process and uncertainty exists.

On February 3, 2012, PCA again amended its 2009 federal tax return to reallocate claimed gallons from cellulosic biofuel producer credits to alternative fuel mixture credits. As a result of this change, the Company recorded a charge of $(118.5) million in “(Provision) benefit for income taxes” and income of $95.5 million in “Alternative fuel mixture credits,” together resulting in a first quarter 2012 non-cash, after-tax charge of $23.0 million. In the fourth quarter of 2012, PCA recorded after-tax income of $3.4 million for the amendment of the 2009 state income tax returns related to the federal amendment filed in February 2012. The net impact of these changes resulted in a non-cash, after-tax charge of $19.6 million for the year ended December 31, 2012.

The IRS completed its audit of PCA’s 2008 and 2009 Federal income tax returns and all claimed alternative energy tax credits were allowed. In November 2013, PCA received a confirmation letter from the Joint Committee on Taxation that their review was also complete. As a result, a $103.9 million ($102.0 million of tax plus $1.9 million of accrued interest) reserve for unrecognized tax benefits for the Filer City mill’s cellulosic biofuel tax credit was fully reversed as a benefit to income taxes in the fourth quarter.

In November 2013, an IRS Chief Counsel Memorandum was published that provided guidance concerning the taxability of the alternative fuel mixture credits. Based on this new fact, PCA reversed a $62.1 million (net of the federal benefit for state taxes) reserve for unrecognized tax benefits acquired from Boise for the taxability of the 2009 alternative fuel mixture credits that Boise had claimed through excise tax refunds as a benefit to income taxes in the fourth quarter. This resulted in a reduction in “Other long-term liabilities” of $13.1 million and the recording of a deferred tax asset to increase the net operating loss carryforwards recorded in deferred taxes by $49.0 million.

7.     Goodwill and Intangible Assets

Goodwill

Goodwill represents the excess of the cost of an acquired business over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. At December 31, 2013, we had $472.9 million of goodwill recorded in our Packaging segment and $53.9 million in our Paper segment on our Consolidated Balance Sheet.

Changes in the carrying amount of our goodwill are as follows (dollars in thousands):

Goodwill
Balance at January 1, 2012	$58,214
Acquisitions	14,098
Adjustments related to purchase accounting	(5,152)
Balance at December 31, 2012	67,160
Acquisitions (a)	459,629
Balance at December 31, 2013	$526,789
___________

(a)	In 2013, in addition to acquiring Boise and recording $458.6 million of goodwill, we acquired Damage Prevention Company for $6.3 million and recorded $1.1 million of goodwill in the Packaging segment.

Intangible Assets

Intangible assets are comprised of customer relationships and trademarks and trade names.

The weighted average useful life, gross carrying amount, and accumulated amortization of our intangible assets were as follows (dollars in thousands):

	As of December 31, 2013			As of December 31, 2012
	Weighted Average Remaining Useful Life (in Years)	Gross Carrying Amount	Accumulated Amortization	Weighted Average Remaining Useful Life (in Years)	Gross Carrying Amount	Accumulated Amortization
Customer relationships	15.4	$306,361	$16,509	16.7	$48,261	$10,663
Trademarks and trade names	14.7	21,370	794	2.6	770	248
Other	3.0	220	109	3.7	220	57
Total intangible assets (excluding goodwill)	15.4	$327,951	$17,412	16.5	$49,251	$10,968

Amortization expense was $6.4 million, $3.1 million, and $1.4 million for the years ended December 31, 2013, 2012, and 2011, respectively. Estimated amortization expense of intangible assets over the next five years is expected to approximate $22.1 million (2014), $22.0 million (2015), $21.9 million (2016), $21.9 million (2017) and $21.7 million (2018).

Impairment Testing

We test goodwill for impairment annually in the fourth quarter or sooner if events or changes in circumstances indicate that the carrying value of the asset may exceed fair value. Additionally, when we experience changes to our business or operating environment, we evaluate the remaining useful lives of our finite-lived purchased intangible assets to determine whether any adjustments to the useful lives are necessary. We completed our test in fourth quarter, and there is no indication of goodwill or intangible asset impairment.

8.     Debt

At December 31, 2013 and 2012, our long-term debt and interest rates on that debt were as follows (dollars in thousands):

	December 31, 2013		December 31, 2012
	Amount	Interest Rate	Amount	Interest Rate
Revolving Credit Facility, due October 2018	$—	—%	$—	—%
Five-Year Term Loan, due October 2018	650,000	1.54	—	—
Seven-Year Term Loan, due October 2020	650,000	1.79	—	—
4.50% Senior Notes, net of discount of $1,827 as of December 31, 2013, due November 2023	698,173	4.50	—	—
6.50% Senior Notes, net of discounts of $26 and $32 as of December 31, 2013 and 2012, respectively, due March 2018	149,974	6.50	149,968	6.50
3.90% Senior Notes, net of discounts of $302 and $338 as of December 31, 2013 and 2012, respectively, due June 2022	399,698	3.90	399,662	3.90
Receivables Credit Facility, due October 2014	—	—	109,000	1.06
Senior Credit Facility, Term Loan, due October 2016	—	—	135,000	1.71
Total	2,547,845	3.08	793,630	3.63
Less current portion	39,000	1.59	15,000	1.71
Total long-term debt	$2,508,845	3.10%	$778,630	3.67%

In October 2013, we entered into $2.35 billion of new borrowings and credit facility, including a $1.65 billion senior unsecured credit agreement, which includes a $350.0 million undrawn revolver, and $700.0 million of 4.50% ten-year notes, which in connection with cash on hand, was used to finance the acquisition of Boise, repay $953.6 million of indebtedness, which included $829.8 million of acquired Boise debt, and for general corporate purposes. The details of the new borrowings are as follows:

•
Senior Unsecured Credit Agreement. On October, 18, 2013, we replaced our senior credit facility that was scheduled to terminate in October 2016, with a new $1.65 billion senior unsecured credit facility. Loans bear interest at LIBOR plus a margin that is determined based upon our credit ratings. The financing consisted of:

◦
Revolving Credit Facility: A $350.0 million unsecured revolving credit facility with variable interest (LIBOR plus a margin) due October 2018. During 2013, we did not borrow under the Revolving Credit Facility. At December 31, 2013, we had $19.0 million of outstanding letters of credit that were considered a draw on the revolving credit facility, resulting in $331.0 million of unused borrowing capacity. The outstanding letters of credit were primarily for workers compensation. We are required to pay commitment fees on the unused portions of the credit facility.

◦	Five-Year Term Loan: A $650.0 million unsecured term loan with variable interest (LIBOR plus 1.375%), payable quarterly, due October 2018.

◦	Seven-Year Term Loan: A $650.0 million unsecured term loan with variable interest (LIBOR plus 1.625%), payable quarterly, due October 2020.

•	4.50% Senior Notes. On October 22, 2013, we issued $700.0 million of 4.50% senior notes due November 1, 2023, through a registered public offering.

On December 23, 2013, we repaid in full the $109.0 million that was outstanding under, and terminated, the receivables credit facility that was scheduled to terminate on October 11, 2014.
On June 26, 2012, we issued $400.0 million of 3.90% senior notes due June 15, 2022, through a registered public offering and notified the holders of our $400.0 million of 5.75% senior notes due August 1, 2013, that we would redeem those notes on July 26, 2012. On July 26, 2012, we completed the redemption of the old 5.75% notes for $432.5 million, which included a redemption premium of $21.3 million and $11.2 million of accrued and unpaid interest. We used the proceeds of the offering of the new 3.90% notes and cash on hand to fund the redemption.

The instruments governing our indebtedness contain financial and other covenants that limit the ability of PCA and its subsidiaries to enter into sale and leaseback transactions, incur liens, incur indebtedness at the subsidiary level, enter into certain transactions with affiliates, merge or consolidate with any other person or sell or otherwise dispose of all or substantially all of our assets. Our credit facility also requires us to comply with certain financial covenants, including maintaining a minimum interest coverage ratio and a maximum leverage ratio. A failure to comply with these restrictions could lead to an event of default, which could result in an acceleration of any outstanding indebtedness and/or prohibit us from drawing on the revolving credit facility. Such an acceleration may also constitute an event of default under the senior notes indenture. At December 31, 2013, we were in compliance with these covenants.

Additional information regarding our variable rate debt is shown below:

	Reference Interest Rate		Applicable Margin
	2013	2012	2013	2012
Five-Year Term Loan, due October 2018	0.17%	n/a	1.375%	n/a
Seven-Year Term Loan, due October 2020	0.17%	n/a	1.625%	n/a
Receivables Credit Facility	n/a	0.21%	n/a	0.85%
Senior Credit Facility, Term Loan, due October 2016	n/a	0.21%	n/a	1.50%

As of December 31, 2013, annual principal maturities for debt, excluding unamortized debt discount, are: $39.0 million for 2014; $71.5 million for 2015; $71.5 million for 2016; $104.0 million for 2017; $546.5 million for 2018; and $1.7 billion for 2019 and thereafter.

Interest payments and redemption premium payments paid in connection with the Company’s debt obligations for the years ended December 31, 2013, 2012, and 2011, were $105.7 million (including a $54.8 million redemption premium related to the acquired Boise Inc. debt), $66.3 million (including a $21.3 million redemption premium), and $35.2 million, respectively.

Included in interest expense, net, are amortization of financing costs and amortization of treasury lock settlements. For the years ended December 31, 2013, 2012, and 2011, amortization of treasury lock settlements was a $5.7 million net loss, a $3.0 million net loss, and a $1.8 million net gain, respectively. Amortization of financing costs for the years ended December 31, 2013, 2012, and 2011, was $10.3 million (including $8.2 million for acquisition-related financing fees), $1.1 million, and $0.7 million, respectively.

With the exception of the senior notes, our debt is variable-rate debt. At December 31, 2013, the book value of our fixed-rate debt was $1,247.8 million, and the fair value was estimated to be $1,258.3 million. The difference between the book value and fair value is due to the difference between the period-end market interest rate and the stated rate of our fixed-rate debt. We estimated the fair value of our fixed-rate debt using quoted market prices (Level 1 inputs), discussed further in Note 2, Summary of Significant Accounting Policies.

9.     Share-Based Compensation

The Company has a long-term equity incentive plan, which allows for grants of stock options, stock appreciation rights, restricted stock, and performance awards to directors, officers and employees, as well as others who engage in services for PCA. The plan, as amended, terminates May 1, 2023, and authorizes 10.6 million shares of common stock for grant over the life of the plan. As of December 31, 2013, 2.1 million shares remained available for future issuance under the plan. Forfeitures are added back to the pool of shares of common stock available to be granted at a future date.

Restricted Stock

Restricted stock awards granted to officers and employees generally vest at the end of a four-year period, and restricted stock awards granted to directors vest immediately. The fair value of restricted stock is determined based on the closing price of the Company’s stock on the grant date. A summary of the Company’s restricted stock activity follows:

	2013		2012		2011
	Shares	Weighted Average Grant- Date Fair Value	Shares	Weighted Average Grant- Date Fair Value	Shares	Weighted Average Grant- Date Fair Value
Restricted stock at January 1	1,771,664	$23.44	1,817,745	$22.37	1,478,000	$20.70
Granted	331,053	51.99	394,928	27.46	575,694	27.80
Vested (a)	(605,458)	19.54	(429,034)	22.66	(229,979)	25.29
Forfeitures	(33,565)	24.76	(11,975)	21.46	(5,970)	22.45
Restricted stock at December 31	1,463,694	$31.48	1,771,664	$23.44	1,817,745	$22.37
___________

(a)	The total fair value of awards upon vesting for the years ended December 31, 2013, 2012, and 2011, was $29.5 million, $12.4 million, and $6.1 million, respectively.

Performance Units

The Company granted 70,600 performance award units to certain key employees on June 24, 2013, with a weighted-average grant-date fair value of $47.83 per unit. The number of units that vest at the end of a four-year period are based on the Company’s performance compared to a peer group. The performance units are paid out entirely in shares of the Company’s common stock. The award is valued at the closing price of the Company’s stock on the grant date and is expensed over the requisite service period based on the most probable number of awards expected to vest.

Compensation Expense

Our share-based compensation expense is recorded in "Selling, general, and administrative expenses." Compensation expense for share-based awards recognized in the Consolidated Statements of Income, net of forfeitures was as follows (dollars in thousands):

	Year Ended December 31
	2013	2012	2011
Restricted stock	$14,238	$11,687	$9,736
Performance units	523	—	—
Impact on income before income taxes	14,761	11,687	9,736
Income tax benefit	(5,728)	(4,543)	(3,784)
Impact on net income	$9,033	$7,144	$5,952

The fair value of restricted stock and performance units is determined based on the closing price of the Company’s common stock on the grant date. As PCA’s Board of Directors has the ability to accelerate vesting of share-based awards upon an employee’s retirement, the Company accelerates the recognition of compensation expense for certain employees approaching normal retirement age.

The unrecognized compensation expense for all share-based awards follows (dollars in thousands):

	As of December 31, 2013
	Unrecognized Compensation Expense	Remaining Weighted Average Recognition Period (in years)
Restricted stock	$24,500	2.7
Performance units	2,941	3.5
Total unrecognized share-based compensation expense	$27,441	2.8

We evaluate share-based compensation expense on a quarterly basis based on our estimate of expected forfeitures, review of recent forfeiture activity, and expected future turnover. We recognize the effect of adjusting the forfeiture rate for all expense amortization in the period that we change the forfeiture estimate. The effect of forfeiture adjustments was insignificant in all periods presented.

10.     Employee Benefit Plans and Other Postretirement Benefits

Including plans acquired in the acquisition of Boise Inc., PCA has defined pension benefit plans for both salaried and hourly employees. The plans covering salaried employees are closed to new entrants with only certain current active participants still accruing benefits. The plans covering certain hourly employees are closed to new participants. We also have a Supplemental Executive Retirement Plan (SERP) and other nonqualified defined benefit pension plans that provide unfunded supplemental retirement benefits to certain of our executives and former executives. The SERP provides for incremental pension benefits in excess of those offered in our principal pension plans.

In connection with the acquisition of Boise Inc., we recorded a $67.8 million liability equal to the net underfunded status of the acquired defined benefit plans. The majority of the Boise pension benefit plans acquired are frozen; with only about 300 hourly employees continuing to accrue benefits. When frozen, the pension benefit for salaried employees was based primarily on the employees' years of service and highest five-year average compensation. The benefit for hourly employees is generally based on a fixed amount per year of service.

Other Postretirement Benefits

PCA provides postretirement medical benefits for salaried employees and postretirement medical and life insurance benefits for certain hourly employees. For salaried employees, the plan covers employees retiring from PCA on or after attaining age 58 who have had at least 10 years of full-time service with PCA after attaining age 48. For hourly employees, the postretirement medical and life insurance coverage, where applicable, is available according to the eligibility provisions contained in the applicable collective bargaining agreement in effect at the employee’s work location.

Obligations and Funded Status of Defined Benefit Pension and Other Postretirement Benefits Plans

The funded status of PCA's plans change from year to year based on the plan asset investment return, contributions, benefit payments, and the discount rate used to measure the liability. The following table, which includes only company-sponsored defined benefit and other postretirement benefit plans, reconciles the beginning and ending balances of the projected benefit obligation and the fair value of plan assets. We recognize the unfunded status of these plans on the Consolidated Balance Sheets, and we recognize changes in funded status in the year changes occur through the Consolidated Statements of Comprehensive Income (dollars in thousands):

	Pension Plans		Postretirement Plans
	Year Ended December 31		Year Ended December 31
	2013	2012	2013	2012
Change in Benefit Obligation
Benefit obligation at beginning of period	$378,714	$314,155	$31,806	$25,937
Service cost	24,460	22,424	2,061	1,856
Interest cost	21,488	14,800	1,248	1,241
Plan amendments (a)	13,785	2,271	—	2,266
Actuarial (gain) loss (b)	(53,451)	29,338	(7,797)	1,698
Acquisitions	553,969	—	226	—
Participant contributions	—	—	1,239	1,055
Benefits paid	(9,149)	(4,274)	(2,528)	(2,247)
Benefit obligation at plan year end	$929,816	$378,714	$26,255	$31,806
Accumulated benefit obligation portion of above	$884,016	$341,729

Change in Fair Value of Plan Assets
Plan assets at fair value at beginning of period	$238,359	$185,122	$—	$—
Acquisitions	486,171	—	—	—
Actual return on plan assets	26,555	21,527	—	—
Company contributions	30,146	35,984	1,289	1,192
Participant contributions	—	—	1,239	1,055
Benefits paid	(9,149)	(4,274)	(2,528)	(2,247)
Fair value of plan assets at plan year end	$772,082	$238,359	$—	$—

Underfunded status	$(157,734)	$(140,355)	$(26,255)	$(31,806)

Amounts Recognized in Statement of Financial Position
Current liabilities	$(832)	$(6,290)	$(1,231)	$(1,333)
Noncurrent liabilities	(156,902)	(134,065)	(25,024)	(30,473)
Accrued benefit recognized at December 31	$(157,734)	$(140,355)	$(26,255)	$(31,806)
Amounts Recognized in Accumulated Other Comprehensive (Income) Loss (Pre-Tax)
Prior service cost	$31,577	$34,921	$72	$(353)
Actuarial loss	26,742	90,057	1,472	9,759
Total	$58,319	$124,978	$1,544	$9,406
___________

(a)
In 2013, the United Steel Workers (USW) ratified a master labor agreement with PCA under which certain USW-represented employees will have their pension accruals frozen under PCA's hourly pension plan, resulting in most of the $13.8 million increase in benefit obligations.

(b)	The actuarial gain in 2013 is due primarily to an increase in the weighted average discount rate, while the discount rate decreased in 2012.

Components of Net Periodic Benefit Cost and Other Comprehensive (Income) Loss

The components of net periodic benefit cost and other comprehensive (income) loss (pretax) are as follows (dollars in thousands):

	Pension Plans			Postretirement Plans
	Year Ended December 31			Year Ended December 31
	2013	2012	2011	2013	2012	2011
Service cost	$24,460	$22,424	$19,808	$2,061	$1,856	$1,599
Interest cost	21,488	14,800	13,473	1,248	1,241	1,189
Expected return on plan assets	(21,345)	(12,108)	(13,544)	—	—	—
Net amortization of unrecognized amounts
Prior service cost	6,222	5,993	5,782	(426)	(419)	(416)
Actuarial loss	4,662	4,916	411	490	452	449
Curtailment loss (a)	10,908	—	—	—	—	—
Net periodic benefit cost	$46,395	$36,025	$25,930	$3,373	$3,130	$2,821

Changes in plan assets and benefit obligations recognized in other comprehensive (income) loss
Actuarial net (gain) loss	$(58,652)	$19,919	$49,675	$(7,798)	$1,698	$754
Prior service credit	13,785	2,270	1,827	—	17	—
Amortization of actuarial loss	(4,662)	(4,916)	(411)	(490)	(452)	(449)
Amortization of prior service cost	(17,130)	(5,993)	(5,782)	426	419	416
Total recognized in other comprehensive (income) loss (b)	(66,659)	11,280	45,309	(7,862)	1,682	721
Total recognized in net periodic benefit cost and other comprehensive (income) loss	$(20,264)	$47,305	$71,239	$(4,489)	$4,812	$3,542
___________

(a)
PCA recognized curtailment losses in "Other expense, net" in the Consolidated Statements of Income for recent USW negotiations, resulting in the bifurcation of the active USW population between those grandfathered in the current formula (with continued accruals) and non-grandfathered in the current formula (frozen benefits at the contract date).

(b)
Accumulated losses in excess of 10% of the greater of the projected benefit obligation or the market-related value of assets will be recognized on a straight-line basis over the average remaining service period of active employees, which is between seven to ten years, to the extent that losses are not offset by gains in subsequent years. The estimated net loss and prior service cost that will be amortized from "Accumulated other comprehensive income (loss)" into pension expense in 2014 is $7.1 million.

Some of our defined benefit plans have accumulated benefit obligations which are less than the fair value of plan assets. The accumulated benefit obligations for the plans with obligations in excess of plan assets, is $798 million.

Assumptions

The following table presents the assumptions used in the measurement of our benefits obligations:

	Pension Plans			Postretirement Plans
	December 31			December 31
	2013	2012	2011	2013	2012	2011
Weighted-Average Assumptions Used to Determine Benefit Obligations at December 31
Discount rate	5.00%	4.25%	4.75%	4.85%	4.00%	4.50%
Rate of compensation increase	4.00%	4.00%	4.00%	N/A	N/A	N/A
Weighted-Average Assumptions Used to Determine Net Periodic Benefit Cost for the Years Ended December 31
Discount rate	4.57%	4.75%	5.50%	4.00%	4.50%	5.25%
Expected return on plan assets	6.53%	6.15%	7.75%	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	N/A	N/A	N/A

Discount Rate Assumption. The discount rate reflects the current rate at which the pension obligations could be settled on the measurement date: December 31. The discount rate assumption used to calculate the present value of pension and postretirement benefit obligations reflects the rates available on high-quality, fixed-income debt instruments on December 31. In all periods, the bonds included in the models reflect anticipated investments that would be made to match the expected monthly benefit payments over time. The plans' projected cash flows were duration-matched to these models to develop an appropriate discount rate. The discount rate PCA will use in 2014 to calculate the net periodic pension benefit and postretirement benefit cost is 5.00% and 4.85%, respectively.

Asset Return Assumption. The expected return on plan assets reflects the expected long-term rates of return for the categories of investments currently held in the plan as well as anticipated returns for additional contributions made in the future. The expected long-term rate of return is adjusted when there are fundamental changes in expected returns on the plan investments. The weighted-average expected return on plan assets we will use in our calculation of 2014 net periodic pension benefit cost is 6.69%.

Rate of Compensation Increase. The rate of compensation increase is determined by PCA based upon annual reviews. The compensation increase assumption is not applicable for all plans as many of our pension plans are frozen and not accruing benefits.

Health Care Cost Trend Rate Assumptions. PCA assumed health care cost trend rates for its postretirement benefits plans were as follows:

	2013	2012	2011
Health care cost trend rate assumed for next year	7.75%	8.00%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%	5.50%
Year that the rate reaches the ultimate trend rate	2020	2020	2016

Postretirement Health Care Plan Assumptions. For postretirement health care plan accounting, PCA reviews external data and its own historical trends for health care costs to determine the health care cost trend rate assumption.

A one-percentage point change in assumed health care cost trend rates would have the following effects on the 2013 postretirement benefit obligation and the 2013 net post retirement benefit cost (in thousands):

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on postretirement benefit obligation	$540	$(483)
Effect on net postretirement benefit cost	52	(45)

Investment Policies and Strategies

PCA has retained the services of professional advisors to oversee pension investments and provide recommendations regarding investment strategy. PCA’s overall strategy and related apportionments between equity and debt securities may change from time to time based on market conditions, external economic factors, and the funded status of the plans. The general investment objective for all of our plan assets is to optimize growth of the pension plan trust assets, while minimizing the risk of significant losses to enable the plans to satisfy their benefit payment obligations over time. The objectives take into account the long-term nature of the benefit obligations, the liquidity needs of the plans, and the expected risk/return trade-offs of the asset classes in which the plans may choose to invest. Pension plans’ assets were invested in the following classes of securities at December 31, 2013 and 2012:

	Percentage of Fair Value
	2013	2012
Debt securities	52%	61%
International equity securities	25	20
U.S. equity securities	21	16
Real estate securities	1	3
Other	1%	—%

At December 31, 2013, the targeted investment allocations differed between the acquired Boise plans and PCA's historical plans based on funded status. At December 31, 2013, PCA's historical plans, which comprised $283.1 million of the fair value of plan assets, targeted 34% invested in equities, 62% invested in bonds, and 4% in other, whereas the Boise plans, which comprised $489.0 million of the total fair value of plan assets, targeted 50% in equities and 50% in bonds. The pension assets we acquired with the acquisition of Boise are invested more heavily in equities than our plans have historically been invested, which increased the percentage of fair value invested in equities in 2013, compared with 2012.

Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility risk, all of which are subject to change. Due to the level of risk associated with some investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the reported amounts.

Fair Value Measurements of Plan Assets

The following tables set forth, by level within the fair value hierarchy, discussed in Note 2, Summary of Significant Accounting Policies, the pension plan assets, by major asset category, at fair value at December 31, 2013 and 2012 (dollars in thousands):

	Fair Value Measurements at December 31, 2013
Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Short-term investments (a)	$—	$1,858	$—	$1,858
Mutual funds (b):
U.S. large value	19,453	—	—	19,453
U.S. large growth	17,217	—	—	17,217
U.S. mid-cap value	3,135	—	—	3,135
U.S. mid-cap growth	6,781	—	—	6,781
Foreign large blend	45,159	—	—	45,159
Diversified emerging markets	8,005	—	—	8,005
Real estate	7,469	—	—	7,469
Fixed income	54,366	—	—	54,366
Common/collective trust funds (a):
U.S. large-cap equity blend	—	87,862	—	87,862
U.S. small and mid-cap equity blend	—	19,577	—	19,577
Foreign large blend	—	126,653	—	126,653
Diversified emerging markets	—	9,211	—	9,211
Government bonds	—	35,603	—	35,603
Corporate bonds	—	77,256	—	77,256
U.S. small blend	—	6,777	—	6,777
Fixed income	—	234,445	—	234,445
Private equity securities (c)	—	—	9,904	9,904
Total securities at fair value	$161,585	$599,242	$9,904	$770,731
Receivables and accrued expenses				1,351
Total fair value of plan assets				$772,082

	Fair Value Measurements at December 31, 2012
Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Short-term investments (a)	$—	$394	$—	$394
Mutual funds (b):
U.S. large value	15,021	—	—	15,021
U.S. large growth	12,029	—	—	12,029
U.S. mid-cap value	2,481	—	—	2,481
U.S. mid-cap growth	4,734	—	—	4,734
Foreign large blend	39,204	—	—	39,204
Diversified emerging markets	7,722	—	—	7,722
Real estate	6,881	—	—	6,881
Fixed income	48,699	—	—	48,699
Common/collective trust funds (a):
Government bonds	—	29,644	—	29,644
Corporate bonds	—	66,517	—	66,517
U.S. small blend	—	5,033	—	5,033
Total fair value of plan assets	$136,771	$101,588	$—	$238,359
 ____________

(a)
Investments in common/collective trust funds valued using NAV provided by the administrator of the funds. We use NAV as a practical expedient to fair value. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of units outstanding. While the underlying assets are actively traded on an exchange, the funds are not. There are currently no redemption restrictions on these investments. There are certain funds with one-day redeemable notice.

(b)	Investments in mutual funds valued at quoted market values on the last business day of the fiscal year.

(c)
Investments in this category are invested in the Pantheon Global Secondary Fund IV, LP. The fund specializes in investments in the private equity secondary market and occasionally directly in private companies to maximize capital growth. Fund investments are carried at fair value as determined quarterly using the market approach to estimate the fair value of private investments. The market approach utilizes prices and other relevant information generated by market transactions, type of security, size of the position, degree of liquidity, restrictions on the disposition, latest round of financing data, current financial position, and operating results, among other factors. In circumstances where fair values are not provided with respect to any of the company's fund investments, the investment advisor will seek to determine the fair value of such investments based on information provided by the general partners or managers of such funds or from other sources. Audited financial statements are provided by fund management annually. Notwithstanding the above, the variety of valuation bases adopted and quality of management data of the ultimate underlying investee companies means that there are inherent difficulties in determining the value of the investments. Amounts realized on the sale of these investments may differ from the calculated values. Boise had originally committed to a $15.0 million investment, with $6.2 million of the commitment unfunded at December 31, 2013.

The following table sets forth a summary of changes in the fair value of the pension plans' Level 3 assets for the year ended December 31, 2013 (dollars in thousands):

2013
Balance, beginning of year	$—
Acquisitions	8,479
Purchases	975
Sales	—
Unrealized gain	450
Balance, end of year	$9,904

Funding and Cash Flows

PCA makes pension plan contributions that are sufficient to fund its actuarially determined costs, generally equal to the minimum amounts required by the Employee Retirement Income Security Act (ERISA). From time to time, PCA may make discretionary contributions based on the funded status of the plans, tax deductibility, income from operations, and other factors. In 2013, we contributed $30.1 million to our plans, which exceeded our 2013 minimum pension contribution requirements. We expect to contribute at least the required minimum currently estimated to be approximately $5.0 million in 2014.

The following are estimated benefit payments to be paid to current plan participants by year (dollars in thousands). Qualified pension benefit payments are paid from plan assets, while nonqualified pension benefit payments are paid by the Company.

	Pension Plans	Postretirement Plans
2014	$30,551	$1,231
2015	34,304	1,287
2016	38,027	1,369
2017	42,020	1,523
2018	45,759	1,665
2019 - 2023	281,889	10,150

Defined Contribution Plans

Some of our employees participate in contributory defined contribution savings plans, available to most of our salaried and hourly employees. The defined contribution plans permit participants to make contributions by salary reduction pursuant to Section 401(k) of the Code. PCA made employer-matching contributions of $15.0 million, $10.8 million, and $10.4 million in 2013, 2012, and 2011. The increase in contributions in 2013, compared with the prior periods, relates primarily to the additional participants added in the Boise acquisition. Company matching contributions to full-time salaried employees are made in company stock, through our Employee Stock Ownership Plan (ESOP). All other matching contributions are in cash. We expense employer matching contributions and charge dividends on shares held by the ESOP to retained earnings. Shares of company stock held by the ESOP are included in basic shares for earnings-per-share computations. At both December 31, 2013 and 2012, the ESOP held 2.1 million shares of company stock.

Salaried and certain hourly employees that are not participating in a PCA sponsored defined benefit pension plan receive a service-related company retirement contribution to their defined contribution plan account in addition to any employer matching contribution. This contribution increases with years of service and ranges from 3% to 5% of base pay. We expensed $5.3 million, $4.3 million, and $3.9 million for this retirement contribution during the years ended December 31, 2013, 2012, and 2011, respectively.

Deferred Compensation Plans

Key managers can elect to participate in a deferred compensation plan. The deferred compensation plan is unfunded; therefore, benefits are paid from our general assets. At December 31, 2013 and 2012, we had $12.0 million and $3.4 million, respectively, of liabilities attributable to participation in our deferred compensation plan on our Consolidated Balance Sheets. The $8.6 million increase in liabilities relates primarily to the $7.9 million of deferred compensation liabilities assumed in the Boise Acquisition.

11.     Derivative Instruments and Hedging Activities

Hedging Strategy

PCA is exposed to certain risks relating to its ongoing operations. When appropriate, the Company uses derivatives as a risk management tool to mitigate the potential impact of certain market risks. The primary risks managed by using derivative financial instruments are interest rate and foreign currency exchange rate risks. PCA does not enter into derivative financial instruments for trading or speculative purposes.

Interest Rate Risk

The Company has used treasury lock derivative instruments to manage interest costs and the risk associated with changing interest rates. In connection with contemplated issuances of ten-year debt securities, PCA entered into interest rate protection agreements with counterparties in 2003, 2008, 2010, and 2011 to protect against increases in the ten-year U.S. Treasury Note rate. These treasury rates served as references in determining the interest rates applicable to the debt securities the Company issued in July 2003, March 2008, February 2011, and June 2012. As a result of changes in the interest rates on those treasury securities between the time PCA entered into the derivative agreements and the time PCA priced and issued the debt securities, the Company: (1) received a payment of $22.8 million from the counterparty upon settlement of the 2003 interest rate protection agreement on July 21, 2003; (2) made a payment of $4.4 million to the counterparty upon settlement of the 2008 interest rate protection agreement on March 25, 2008; (3) received a payment of $9.9 million from the counterparties upon settlement of the 2010 interest rate protection agreements on February 4, 2011; and (4) made a payment of $65.5 million to the counterparty upon settlement of the 2011 interest rate protection agreement on June 26, 2012. The Company recorded the effective portion of the settlements in AOCI, and these amounts are being amortized over the terms of the respective notes.

During the second quarter of 2012, the Company recorded a charge of $3.4 million in interest expense as hedge ineffectiveness due to settling the 2011 interest rate protection agreement prior to its maturity of December 31, 2012. The Company calculated the ineffective portion of the hedge utilizing the hypothetical derivative method. Additionally, during the third quarter of 2012, the Company recorded a $2.2 million settlement gain in interest expense from the 2003 interest rate protection agreement that was written off due to the redemption of the 5.75% notes on July 26, 2012.

Foreign Currency Exchange Rate Risk

In connection with the energy optimization projects at its Valdosta, Georgia mill and Counce, Tennessee mill, the Company entered into foreign currency forward contracts in 2009 and 2010 to hedge its exposure to forecasted purchases of machinery and equipment denominated in foreign currencies. The foreign currency forward contracts were properly documented and designated as cash flow hedges at inception. By the end of 2011, all contracts had been settled for a loss of $0.7 million. The loss was recorded in accumulated OCI and is being amortized into cost of sales over the lives of the respective machinery and equipment.

Derivative Instruments

The impact of derivative instruments on the consolidated statements of income and accumulated OCI is as follows (dollars in thousands):

	Net Gain (Loss) Recognized in Accumulated OCI (Effective Portion) December 31
	2013	2012
Treasury locks, net of tax	$(28,191)	$(31,651)
Foreign currency exchange contracts, net of tax	(371)	(392)
Total	$(28,562)	$(32,043)

	Gain (Loss) Reclassified from Accumulated OCI into Income (Effective Portion) Year Ended December 31
Location	2013	2012	2011
Amortization of treasury locks (included in interest expense, net)	$(5,655)	$435	$1,846
Amortization of foreign currency forward contracts (included in cost of sales)	(34)	(34)	(7)

The net amount of settlement gains or losses on derivative instruments included in accumulated OCI to be amortized over the next 12 months is a net loss of $5.7 million ($3.5 million after tax).

12.     Stockholders' Equity

Share Repurchase Program

In 2013, 2012, and 2011, we repurchased the following shares of common stock. In all years, all of the shares purchased were retired. At December 31, 2013, $98.1 million of the $150.0 million authorization by the Board of Directors, remained available for repurchase of the Company's common stock (in thousands, except share and per share amounts).

	Shares	Weighted Average Price Per Share	Total
2011	4,824,021	$25.51	$123,077
2012	1,507,659	29.96	45,162
2013	171,263	45.54	7,799

Accumulated Other Comprehensive Income (Loss)

Changes in AOCI by component follows (dollars in thousands). Amounts in parentheses indicate losses.

	Foreign Currency Translation Adjustments	Unrealized Loss On Treasury Locks, Net	Unrealized Loss on Foreign Exchange Contracts	Unfunded Employee Benefit Obligations	Total
Balance at December 31, 2012	$—	$(31,651)	$(392)	$(81,999)	$(114,042)
Other comprehensive income before reclassifications, net of tax	(136)	—	—	32,264	32,128
Amounts reclassified from AOCI, net of tax	—	3,460	21	13,409	16,890
Net current-period other comprehensive income	(136)	3,460	21	45,673	49,018
Balance at December 31, 2013	$(136)	$(28,191)	$(371)	$(36,326)	$(65,024)

The following table presents information about reclassifications out of AOCI (dollars in thousands). Amounts in parentheses indicate expenses in the Consolidated Statement of Income.

	Amounts Reclassified from AOCI Year Ended December 31
Details about AOCI Components	2013	2012	Affected Line Item in the Statement Where Net Income is Presented
Unrealized loss on treasury locks, net	$(5,655)	$(2,988)	See (a) below
	2,195	1,167	Tax benefit
	$(3,460)	$(1,821)	Net of tax

Unrealized loss on foreign exchange contracts	$(34)	$(34)	See (b) below
	13	13	Tax benefit
	$(21)	$(21)	Net of tax

Unfunded employee benefit obligations
Amortization of prior service costs	$(16,704)	$(5,575)	See (c) below
Amortization of actuarial gains / (losses)	(5,197)	(5,368)	See (c) below
	(21,901)	(10,943)	Total before tax
	8,492	4,254	Tax benefit
	$(13,409)	$(6,689)	Net of tax
____________

(a)	This AOCI component is included in interest expense, net. See Note 11, Derivative Instruments and Hedging Activities, for additional information.

(b)	This AOCI component is included as depreciation in cost of sales.

(c)
These AOCI components are included in the computation of net pension and postretirement benefit costs. See Note 10, Employee Benefit Plans and Other Postretirement Benefits, for additional information.

13.     Concentrations of Risk

Our Paper segment has had a long-standing commercial and contractual relationship with OfficeMax Incorporated (OfficeMax), and OfficeMax is our largest customer in the paper business. Following a merger in late 2013, OfficeMax is now a wholly-owned subsidiary of Office Depot. Although we expect our long-term business and contractual relationship with OfficeMax to continue post-merger, the relationship exposes us to a significant concentration of business and financial risk. For the period of October 25, 2013, through December 31, 2013, our sales to Office Depot (including OfficeMax) represented 2% of our total company sales revenue and 38% of our Paper segment sales revenue. At December 31, 2013, we had $39.2 million of accounts receivable due from Office Depot (including OfficeMax), which represents 6% of our total company receivables.

We cannot predict how the merger between OfficeMax and Office Depot will affect our business. Significant increases in paper purchases would intensify the concentration of risk. Significant reductions in paper purchases would cause our paper business to expand its customer base and could potentially decrease its profitability if new customer sales required either a decrease in pricing and/or an increase in cost of sales. Any significant deterioration in the financial condition of the post-merger entity affecting the ability to pay or causing a significant change in the willingness to continue to purchase our products could harm our business and results of operations.

Labor

At December 31, 2013, we had approximately 13,600 employees and approximately 50% of these employees worked pursuant to collective bargaining agreements. Approximately 75% of our hourly employees are represented by unions. The majority of our unionized employees are represented by the United Steel Workers (USW), the International Brotherhood of Teamsters (IBT), the International Association of Machinists (IAM), and the Association of Western Pulp and Paper Workers (AWPPW). We are currently in negotiations to renew or extend any union contracts that have recently expired or are expiring in the near future, including the agreements at our Jackson, Alabama, paper mill, which expire August 31, 2014. During 2013, we experienced no work stoppages and believe we have satisfactory labor relations with our employees. Approximately 20% of our employees work pursuant to collective bargaining agreements that will expire within the next twelve months.

14.     Asset Retirement Obligations

Our asset retirement obligations relate predominantly to landfill closure, wastewater treatment pond dredging, closed-site monitoring costs, and certain leasehold improvements. In accordance with ASC 410, "Asset Retirement and Environmental Obligations," we recognize the fair value of these liabilities as an asset retirement obligation and capitalize that cost as part of the cost basis of the related asset in the period in which they are incurred if sufficient information is available to reasonably estimate the fair value of the obligation. Fair value estimates are determined using Level 3 inputs in the fair value hierarchy. The fair value of our asset retirement obligations is measured using expected future cash outflows discounted using the company's credit-adjusted risk-free interest rate. When we record the liability, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value, and the capitalized cost is depreciated over the useful life of the related asset. These liabilities are based on the best estimate of costs and are updated periodically to reflect current technology, laws and regulations, inflation, and other economic factors. Occasionally, we become aware of events or circumstances that require us to revise our future estimated cash flows. When revisions become necessary, we recalculate our obligation and adjust our asset and liability accounts utilizing appropriate discount rates. No assets are legally restricted for purposes of settling asset retirement obligations. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded.

The following table describes changes to the asset retirement obligation liability (dollars in thousands):

	Year Ended December 31
	2013	2012
Asset retirement obligation at beginning of period	$5,145	$5,095
Acquisition	23,841	—
Liabilities incurred	3,164	—
Accretion expense	275	50
Revisions in estimated cash flows	(378)	—
Asset retirement obligation at end of period	$32,047	$5,145

We have additional asset retirement obligations with indeterminate settlement dates. The fair value of these asset retirement obligations cannot be estimated due to the lack of sufficient information to estimate the settlement dates of the obligations. These asset retirement obligations include, for example, (i) removal and disposal of potentially hazardous materials related to equipment and/or an operating facility if the equipment and/or facilities were to undergo major maintenance, renovation, or demolition and (ii) storage sites or owned facilities for which removal and/or disposal of chemicals and other related materials are required if the operating facility is closed. We will recognize a liability in the period in which sufficient information becomes available to reasonably estimate the fair value of these obligations.

15.     Transactions With Related Parties

Louisiana Timber Procurement Company, L.L.C. (LTP) is a variable-interest entity that is 50% owned by PCA, after the acquisition of Boise, and 50% owned by Boise Cascade Company (Boise Cascade). LTP procures sawtimber, pulpwood, residual chips, and other residual wood fiber to meet the wood and fiber requirements of PCA and Boise Cascade in Louisiana. PCA is the primary beneficiary of LTP, and has the power to direct the activities that most significantly affect the economic performance of LTP. Therefore, we consolidate 100% of LTP in our financial statements in our Corporate and Other segment. The carrying amounts of LTP's assets and liabilities (which relate primarily to noninventory working capital items) on our Consolidated Balance Sheet were both $5.0 million at December 31, 2013. During the period of October 25, 2013, to December 31, 2013, we recorded $10.3 million of LTP sales to Boise Cascade in "Net Sales" in the Consolidated Statements of Income and approximately the same amount of expenses in "Cost of Sales." The sales were at prices designed to approximate market prices.

During the period of October 25, 2013, to December 31, 2013, fiber purchases from related parties was $3.7 million. Most of these purchases related to chip and log purchases by LTP from Boise Cascade's wood products business. These purchases are recorded in "Cost of Sales" in the Consolidated Statements of Income.

16.     Accrued Liabilities

The components of accrued liabilities are as follows (in thousands):

	December 31,
	2013	2012
Compensation and benefits	$130,455	$71,246
Medical insurance and workers’ compensation	26,399	18,448
Customer volume discounts and rebates	11,436	13,365
Franchise, property, sales and use taxes	20,232	9,337
Asset retirement obligations	4,002	—
Severance	8,172	—
Other	13,362	10,300
Total	$214,058	$122,696

17.    Other Expense, Net

The components of other (income) expense are as follows (in thousands):

	Year Ended December 31
	2013	2012	2011
Integration-related and other costs	$17,430	$—	$—
Acquisition-related costs	17,240	—	—
Pension curtailment charges	10,908	—	—
Asset disposals and write-offs	13,192	10,821	12,726
Other	208	968	(2,003)
Total	$58,978	$11,789	$10,723

18.    U.S. Treasury Grant

On April 5, 2012, PCA’s application for a U.S. Treasury Section 1603 Grant for Specified Energy property was approved for the Valdosta energy project. The Company received the grant proceeds of $57.4 million on April 11, 2012 and recorded the proceeds as a reduction to the cost of the related property, plant, and equipment. These proceeds will be amortized ratably over the estimated useful lives of the related equipment, which amounts to $3.2 million each year.

19.     Segment Information

Prior to the acquisition of Boise on October 25, 2013, we manufactured and sold packaging products and reported our results in one reportable segment. In connection with the acquisition, we expanded our packaging business and entered the paper business as the third largest producer of white papers in North America in terms of production capacity. As a result, we began managing our business in three reportable segments: Packaging, Paper, and Corporate and Other. These segments represent distinct businesses that are managed separately because of differing products and services. Each of these businesses requires distinct operating and marketing strategies. The segments follow the accounting principles described in Note 2, Summary of Significant Accounting Policies.

Packaging. We manufacture and sell a wide variety of corrugated packaging products, including conventional shipping containers used to protect and transport manufactured goods, multi-color boxes and displays with strong visual appeal that help to merchandise the packaged product in retail locations. In addition, we are a large producer of packaging for meat, fresh fruit and vegetables, processed food, beverages, and other industrial and consumer products. We are also a low-volume producer of newsprint.

Paper. We manufacture and sell a range of white papers, including communication papers, and pressure sensitive papers, and market pulp. Our white papers can be manufactured as either commodity papers or specialty papers with specialized or custom features, such as colors, coatings, high brightness, or recycled content. We ship to customers both directly from our mills and through distribution centers. For the period of October 25 through December 31, 2013, our sales to Office Depot (including OfficeMax), our largest paper segment customer, represented 38% of our Paper segment sales revenue.

Corporate and Other. Our Corporate and Other segment includes corporate support services, related assets and liabilities, and foreign exchange gains and losses. This segment also includes transportation assets, such as rail cars and trucks, which we use to transport our products from our manufacturing sites and assets related to a 50% owned variable interest entity, Louisiana Timber Procurement Company, L.L.C. (LTP), that we acquired in the Boise Acquisition. See Note 15, Transactions With Related Parties, for more information related to LTP. Sales in this segment relate primarily to LTP and our rail and truck business. We provide transportation services not only to our own facilities but also, on a limited basis, to third parties when geographic proximity and logistics are favorable. Rail cars and trucks are generally leased.

Each segments' profits and losses are measured on operating profits before interest expense and interest income. After the acquisition of Boise, expenses that were historically included in "Corporate overhead" on our Consolidated Statements of Income, were reclassified to "Selling, general, and administrative expenses" to conform with the current year presentation. In addition, after increasing our product offerings to include both packaging and paper products after the Boise Acquisition, we began allocating the amounts associated with running those businesses, previously included in "Corporate overhead", to our segments. For many of these allocated expenses, the related assets and liabilities remain in the Corporate and Other segment.

Segment sales to external customers by product line are as follows (dollars in millions):

	Year Ended December 31
	2013	2012	2011

Packaging sales	$3,431.7	$2,843.9	$2,620.1

Paper sales
White papers	207.0	—	—
Market pulp	9.9	—	—
	216.9	—	—

Corporate and Other	16.7	—	—
	$3,665.3	$2,843.9	$2,620.1

Sales to foreign unaffiliated customers, which are primarily recorded in our Packaging segment, during the year ended December 31, 2013, were $162.4 million. At December 31, 2013, the net carrying value of long-lived assets held by foreign operations, all of which were in our Packaging segment, was $14.0 million.

An analysis of operations by reportable segment is as follows (dollars in millions):

	Sales, net			Operating Income (Loss)		Depreciation, Amortization, and Depletion	Capital Expenditures (k)	Assets
Year Ended December 31, 2013 (a)	Trade	Inter- segment	Total
Packaging	$3,431.3	$0.4	$3,431.7	$554.2	(b)	$190.2	$222.2	$3,988.5
Paper	216.9	—	216.9	13.5	(c)	9.1	10.0	938.4
Corporate and Other	17.1	28.0	45.1	(85.8)	(d)	2.5	2.2	316.9
Intersegment eliminations	—	(28.4)	(28.4)	—		—	—	—
	$3,665.3	$—	$3,665.3	481.9		$201.8	$234.4	$5,243.8
Interest expense, net				(58.3)	(e)
Income before taxes				$423.6

	Sales, net			Operating Income (Loss)		Depreciation, Amortization, and Depletion	Capital Expenditures (k)	Assets
Year Ended December 31, 2012	Trade	Inter- segment	Total
Packaging	$2,843.9	$—	$2,843.9	$383.9	(f)	$169.4	$127.8	$2,194.5
Paper	—	—	—	—		—	—	—
Corporate and Other	—	—	—	53.7	(g)	1.4	0.7	300.4
Intersegment eliminations	—	—	—	—		—	—	—
	$2,843.9	$—	$2,843.9	437.6		$170.8	$128.5	$2,494.9
Interest expense, net				(62.9)	(h)
Income before taxes				$374.7

	Sales, net			Operating Income (Loss)		Depreciation, Amortization, and Depletion	Capital Expenditures (k)	Assets
Year Ended December 31, 2011	Trade	Inter- segment	Total
Packaging	$2,620.1	$—	$2,620.1	$311.2	(i)	$162.9	$280.2	$2,235.0
Paper	—	—	—	—		—	—	—
Corporate and Other	—	—	—	(37.2)	(j)	0.7	—	219.8
Intersegment eliminations	—	—	—	—		—	—	—
	$2,620.1	$—	$2,620.1	274.0		$163.6	$280.2	$2,454.8
Interest expense, net				(29.2)
Income before taxes				$244.8
____________

(a)	On October 25, 2013, we acquired Boise. The 2013 results include Boise for the period of October 25 through December 31, 2013.

(b)
Includes $18.0 million of expense for the acquisition inventory step-up and $1.4 million of integration-related and other costs incurred in connection with the acquisition of Boise in fourth quarter 2013.

(c)	Includes $3.5 million of expense for acquisition inventory step-up and $1.9 million of income for integration-related and other costs.

(d)	Includes $17.2 million of acquisition-related costs and $17.9 million of integration-related and other costs.

(e)	Includes $10.5 million of expenses for financing the acquisition and $1.1 million of expense for the write-off of deferred financing costs.

(f)	Includes $2.0 million of plant closure charges.

(g)
Includes $95.5 million of income related to the increase in gallons claimed as alternative fuel mixture credits on the Company's amended 2009 tax return. See Note 6, Alternative Energy Tax Credits, for more information.

(h)
Includes $24.8 million of debt refinancing charges, including the $21.3 million redemption premium, the $3.4 million charge to settle the treasury lock prior to its maturity, and $0.1 million of other items.

(i)	Includes $7.4 million of charges related to energy project disposals.

(j)	Includes $1.6 million of income from an adjustment to our medical benefits reserve.

(k)	Includes "Expenditures for property and equipment" and excludes cash used for "Acquisition of businesses and facilities, net of cash acquired" as reported on our Consolidated Statements of Cash Flows.

20.     Commitments, Guarantees, Indemnifications, and Legal Proceedings

We have financial commitments and obligations that arise in the ordinary course of our business. These include long-term debt (discussed in Note 8, Debt), capital commitments, lease obligations, purchase commitments for goods and services, and legal proceedings (discussed below).

Capital Commitments

The Company had capital commitments of approximately $151.4 million and $27.0 million as of December 31, 2013 and 2012, respectively, in connection with the expansion and replacement of existing facilities and equipment.

Lease Obligations

PCA leases space for certain of its facilities, cutting rights to approximately 88,000 acres of timberland, land for a fiber farm, and equipment, primarily vehicles and rolling stock. Lease terms range from one to 15 years and may contain renewal options or escalation clauses. Substantially all lease agreements have fixed payment terms based on the passage of time. Some lease agreements provide us with the option to purchase the leased property. Additionally, some agreements contain renewal options averaging approximately five years. Some leases may require the Company to pay executory costs, which may include property taxes, maintenance and insurance. The minimum lease payments under non-cancelable operating leases with lease terms in excess of one year are as follows (dollars in thousands):

2014	$56,492
2015	45,818
2016	34,392
2017	23,872
2018	17,034
Thereafter	73,647
Total	$251,255

Total lease expense, including base rent on all leases and executory costs, such as insurance, taxes, and maintenance, for the years ended December 31, 2013, 2012, and 2011, was $56.0 million, $49.4 million and $46.1 million, respectively. These costs are included in "Cost of sales" and "Selling, general, and administrative expenses" in our Consolidated Statements of Income. We had an insignificant amount of sublease rental income in the periods presented.

PCA was obligated under capital leases covering buildings and machinery and equipment in the amount of $24.9 million and $25.9 million at December 31, 2013 and 2012, respectively. Assets held under capital lease obligations are included in property, plant and equipment as follows (dollars in thousands):

	Year Ended December 31
	2013	2012
Buildings	$250	$250
Machinery and equipment	28,526	28,526
Total	28,776	28,776
Less accumulated amortization	(8,676)	(6,845)
Total	$20,100	$21,931

Amortization of assets under capital lease obligations is included in depreciation expense.

The future minimum payments under capitalized leases at December 31, 2013 are as follows (dollars in thousands):

2014	$2,654
2015	2,654
2016	2,654
2017	2,654
2018	2,654
Thereafter	25,874
Total minimum capital lease payments	39,144
Less amounts representing interest	(14,240)
Present value of net minimum capital lease payments	24,904
Less current maturities of capital lease obligations	(1,030)
Total long-term capital lease obligations	$23,874

Interest expense related to capital lease obligations was $1.7 million during both the years ended December 31, 2013 and 2012, and $1.5 million during the year ended December 31, 2011.

Purchase Commitments

In the table below, we set forth our enforceable and legally binding purchase obligations as of December 31, 2013. Some of the amounts included in the table are based on management's estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties, and other factors. Because these estimates and assumptions are necessarily subjective, our actual payments may vary from those reflected in the table. Purchase orders made in the ordinary course of business are excluded from the table below. Any amounts for which we are liable under purchase orders are reflected on the Consolidated Balance Sheets as accounts payable and accrued liabilities. These obligations relate to various purchase agreements for items such as minimum amounts of fiber and energy purchases over periods ranging from one to 15 years. Total purchase commitments are as follows (dollars in thousands):

2014	$120,971
2015	54,757
2016	14,840
2017	3,017
2018	2,545
Thereafter	11,536
Total	$207,666

The Company purchased a total of $61.7 million, $27.7 million, and $28.5 million during the years ended December 31, 2013, 2012, and 2011, respectively, under these purchase agreements. The increase in purchase commitments in 2014, compared with 2013, relates to the acquisition of Boise in fourth quarter 2013.

Environmental Liabilities

The potential costs for various environmental matters are uncertain due to such factors as the unknown magnitude of possible cleanup costs, the complexity and evolving nature of governmental laws and regulations and their interpretations, and the timing, varying costs and effectiveness of alternative cleanup technologies. From 1994 through 2013, remediation costs at the Company’s mills and corrugated plants totaled approximately $3.2 million. At December 31, 2013, the Company had $34.1 million of environmental-related reserves recorded on its Consolidated Balance Sheet. Of the $34.1 million, approximately $26.5 million related to environmental-related asset retirement obligations discussed in Note 14, Asset Retirement Obligations, and $7.6 million related to our estimate of other environmental contingencies. The Company recorded $7.8 million in "Accrued liabilities" and $26.3 million in "Other long-term liabilities" on the Consolidated Balance Sheet. Liabilities recorded for environmental contingencies are estimates of the probable costs based upon available information and assumptions. Because of these uncertainties, PCA’s estimates may change. As of the date of this filing, the Company believes that it is not reasonably possible that future environmental expenditures for remediation costs and asset retirement obligations above the $34.1 million accrued as of December 31, 2013, will have a material impact on its financial condition, results of operations, or cash flows.

Guarantees and Indemnifications

We provide guarantees, indemnifications, and other assurances to third parties in the normal course of our business. These include tort indemnifications, environmental assurances, and representations and warranties in commercial agreements. At December 31, 2013, we are not aware of any material liabilities arising from any guarantee, indemnification, or financial assurance we have provided. If we determined such a liability was probable and subject to reasonable determination, we would accrue for it at that time.

Legal proceedings

During 2010, PCA and eight other U.S. and Canadian containerboard producers were named as defendants in five purported class action lawsuits filed in the United States District Court for the Northern District of Illinois, alleging violations of the Sherman Act. The lawsuits have been consolidated in a single complaint under the caption Kleen Products LLC v Packaging Corp. of America et al. The consolidated complaint alleges that the defendants conspired to limit the supply of containerboard, and that the purpose and effect of the alleged conspiracy was to artificially increase prices of containerboard products during the period of August 2005 to October 2010 (the time of filing of the complaint). The complaint was filed as a class action suit on behalf of all purchasers of containerboard products during such period. The complaint seeks treble damages and costs, including attorney’s fees. The defendants’ motions to dismiss the complaint were denied by the court in April 2011. PCA believes the allegations are without merit and is defending the lawsuit vigorously. Due to discovery not being completed in the case and the final outcome being dependent on many complex variables, the amount of reasonably possible losses, if any, cannot be estimated at this time.

We are also a party to several other legal actions arising in the ordinary course of our business. These legal actions include commercial liability claims, premises liability claims, and employment-related claims, among others. As of the date of this filing, we believe it is not reasonably possible that any of the legal actions against us will, either individually or in the aggregate, have a material adverse effect on our financial condition, results of operations, or cash flows.

21.	Quarterly Results of Operations (unaudited, dollars in thousands, except per-share and stock price information)

	Fiscal Quarter
	First		Second (b)		Third (c)		Fourth (d)		Total
2013 (a):	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted
Net sales	$755,207	$755,207	$800,230	$800,230	$845,440	$845,440	$1,264,431	$1,264,431	$3,665,308	$3,665,308
Gross profit	182,492	185,246	192,323	195,250	226,777	227,599	257,595	259,360	859,187	867,455
Income from operations	103,246	106,000	107,270	110,197	141,960	142,782	121,131	122,896	473,607	481,875
Net income	60,613	62,294	64,465	66,252	84,180	84,682	227,025	228,101	436,283	441,329
Basic earnings per share	0.63	0.65	0.67	0.69	0.87	0.88	2.35	2.36	4.52	4.57
Diluted earnings per share	0.62	0.64	0.66	0.68	0.86	0.87	2.33	2.34	4.47	4.52
Stock price - high	44.93	44.93	50.78	50.78	61.32	61.32	64.39	64.39	64.39	64.39
Stock price - low	37.86	37.86	42.36	42.36	48.45	48.45	55.66	55.66	37.86	37.86
	Fiscal Quarter
	First (e)		Second (f)		Third (f)		Fourth (g)		Total
2012 (a):	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted
Net sales	$671,357	$671,357	$712,468	$712,468	$723,473	$723,473	$736,579	$736,579	$2,843,877	$2,843,877
Gross profit	145,135	141,834	158,015	159,160	163,102	162,922	174,339	170,819	640,591	634,735
Income from operations	169,110	165,809	83,858	85,003	92,072	91,892	98,419	94,899	443,459	437,603
Net income	17,844	15,826	45,154	45,854	39,791	39,681	61,031	58,879	163,820	160,240
Basic earnings per share	0.18	0.16	0.47	0.48	0.41	0.41	0.63	0.61	1.70	1.66
Diluted earnings per share	0.18	0.16	0.46	0.47	0.41	0.41	0.63	0.60	1.68	1.64
Stock price - high	30.62	30.62	29.80	29.80	36.68	36.68	38.67	38.67	38.67	38.67
Stock price - low	24.82	24.82	25.77	25.77	27.59	27.59	33.89	33.89	24.82	24.82
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Note: The sum of the quarters may not equal the total of the respective year’s earnings per share on either a basic or diluted basis due to changes in the weighted average shares outstanding throughout the year.

(a)	Amounts have been adjusted for the change in inventory accounting method from LIFO to average cost. See Note 2, Summary of Significant Accounting Policies, for more information.

(b)	Includes a $7.8 million non-cash pension curtailment charge ($5.0 million after tax or $0.05 per diluted share).

(c)
Includes a $3.1 million non-cash pension curtailment charge ($2.0 million after tax or $0.02 per diluted share), $1.5 million of acquisition-related costs ($1.0 million after tax or $0.01 per diluted share), and $2.7 million of acquisition-related financing costs ($1.8 million after tax or $0.02 per diluted share).

(d)
Includes Boise's results for the period of October 25, 2013, through December 31, 2013. The quarter also includes $166.0 million of income tax benefits from the reversal of the reserves for unrecognized tax benefits from alternative energy tax credits ($1.70 per diluted share), partially offset by $21.5 million of expense for the acquisition inventory step-up ($13.6 million after tax or $0.14 per diluted share), $15.8 million of acquisition-related costs ($10.0 million after tax or $0.10 per diluted share), $8.9 million of acquisition-related financing costs ($5.6 million after tax or $0.06 per diluted share), and $17.4 million of integration-related and other costs ($11.0 million after tax or $0.11 per diluted share).

(e)
During the first quarter of 2012, PCA amended its 2009 federal income tax return to reduce the gallons claimed as cellulosic biofuel producer credits previously recorded as a tax benefit and to increase those gallons claimed as alternative fuel mixture credits previously recorded as income. The increase in gallons claimed as alternative fuel mixture credits resulted in income of $95.5 million. The decrease in gallons claimed as cellulosic biofuel producer credits resulted in a decrease in tax benefits of $118.5 million, for a total decrease in net income of $23.0 million ($0.24 per diluted share).

(f)
The second and third quarters of 2012 include debt refinancing charges of $3.7 million ($2.5 million after tax or $0.03 per diluted share) and $21.1 million ($13.5 million after tax or $0.14 per diluted share), respectively.

(g)
Includes $3.4 million of income from state income tax adjustments ($0.03 per diluted share), partially offset by $2.0 million of plant closure charges ($1.4 million after tax or $0.01 per diluted share).